UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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Steel Dynamics, Inc.

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NOTICE OF 2025 ANNUAL MEETING & PROXY STATEMENT

Steel Dynamics®

Health and Safety

Entrepreneurial Culture

Customer Commitment

Strategic Sustainable Growth

Innovation

Financial Strength

To Our Valued Shareholders	Mark D. Millett Co-Founder, Chairman, and Chief Executive Officer

On behalf of our Board of Directors, it is our privilege to invite you to attend the 2025 Annual Meeting for Steel Dynamics, Inc. to be held on Friday, April 25, 2025 at 9:00am Eastern Time at the Fort Wayne Country Club, 5221 Covington Road, Fort Wayne, Indiana, 46804.

On behalf of everyone at Steel Dynamics, I want to thank our loyal customers, vendors, communities, and shareholders for their continued support of our company. My heartfelt thanks to our extraordinary team members for their commitment to safety, passion, innovation, and dedication to excellence.

Health and Safety

The health and safety of our people is our number one value and primary focus. Nothing surpasses the importance of each individual team member. Safety is an integral part of our culture, and we must collectively ensure every individual is personally engaged in sustaining a safe workplace for themselves, their team members, and their families.

During 2024, we saw improvement in a number of our safety measures, but we must keep moving toward our goal of zero incidents. We achieved a record low companywide total recordable injury rate, 60% of our facilities operated the entire year without a recordable injury, and over 80% of our facilities operated the entire year without a zero lost time incident. We know our goals are achievable when we all work together.

Our Results

Our Steel Dynamics team delivered another year of strong performance in 2024. Our people, strategic growth, market positioning, and capital allocation were integral to our performance. We achieved strong after-tax return on invested capital of 23% for the three-year period ended December 31, 2024, leading each of the materials companies in the S&P 500® index. We performed at the top of our industry both operationally and financially.

We achieved net sales of $17.5 billion with healthy demand across each of our operating platforms. Our consolidated operating income of $1.9 billion and net income of $1.5 billion, representing our fourth highest annual performance, were driven by our steel operations achieving operating income of $1.6 billion and our steel fabrication operations achieving their third highest operating income of $667 million. Our low-cost, highly-diversified product offerings are a testament of our performance across all of our platforms.

We generated cash flow from operations of $1.8 billion during 2024 and ended the year with strong liquidity of $2.2 billion. We made significant investments in our operations and our aluminum growth platform with capital expenditures of $1.9 billion. In 2024, we maintained our positive dividend profile increasing cash dividends 8% per share and returned $1.5 billion to our shareholders in the form of both dividends and share repurchases. We believe we are uniquely positioned to execute meaningful strategic growth initiatives, while also continuing to return significant capital to shareholders.

2	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Strategic Growth

During 2024, we made significant progress on our key strategic growth initiatives. In our steel operations, our Sinton electric arc furnace (EAF) flat roll steel mill gained considerable momentum, achieving 80% capacity near 2024 year-end and reaching 90% levels in early 2025. We remain incredibly excited about what the team has done and look forward to further advancements in the months ahead. In addition, during 2024 we continued ramping up our four value-added flat roll steel coating lines which increases our value-added product diversification and higher margin products. The four value-added flat roll steel coating lines are steadily increasing volumes and product quality.

In our aluminum operations, construction is nearing completion on our 650,000 metric ton state-of-the-art lower-carbon, recycled aluminum flat rolled products mill in Columbus, Mississippi. In January 2025, we were incredibly proud to produce our first aluminum ingot at our Columbus facility. We remain on schedule for a systematic commissioning of the rest of the facility with commercial shipments expected mid-2025. Due to our circular manufacturing model with our metals recycling platform as the largest nonferrous recycler in North America, our customers are excited to partner with us to drive aluminum production with a high-recycled content and lower-carbon emissions footprint. Also, we're developing an on-site industrial park to locate aluminum processing and consuming facilities there. We've already announced one such relationship who will help service our aluminum automotive customers, and we are in negotiations with others, representing approximately 15% of annual on-site processing capability.

These achievements are a testament to our team’s dedication to our vision, while also further positioning the Company for continued long-term success.

Capital Returns

We believe in rewarding our shareholders for their long-term commitment to our company. Based on our confidence in the consistency, durability, and growth of our cash generation capabilities, we have regularly increased our cash dividends to shareholders. These increases align with our structural growth initiatives, facilitating a positive cash dividend growth profile. We have increased our cash dividend for thirteen consecutive years, resulting in a per share amount that stands five times higher with a compound annual growth rate of 13%. This dividend growth profile significantly outpaces our peers and industry benchmarks, meaningfully rewarding our long-term shareholders.

Additionally, as a flexible shareholder distribution complement to our cash dividend, we actively utilize our share repurchase programs in periods of strong cash generation, taking into consideration our strategic growth strategy and other factors. Over the last eight years, we have repurchased $6.7 billion, or 41%, of our common stock, and in February 2025, our board of directors approved an additional share repurchase authorization of $1.5 billion.

Our Resources

We are committed to operating our business in an environmentally responsible manner and have been since our founding. We only use EAF steelmaking technology, which generates significantly less greenhouse gas (GHG) emissions and requires less than one-quarter of the energy of the global blast furnace steelmaking averages on a per metric ton basis. We have always been, and continue to be, a leader in the production of lower-carbon emissions steel products. While we believe we operate some of the most efficient steel operations in the world, we recognize the need for continuous improvement.

In 2024, we announced our certified, science-based GHG emissions intensity targets for our steel mills which are in alignment with the 1.5° C scenario set forth in the Paris Agreement. These GHG emissions intensity targets were established using the Global Steel Climate Council’s (GSCC) Steel Climate Standard, a technology-agnostic global standard to measure and report steel product GHG emissions. For further information about our updated carbon emissions goals, please see the ‘Valuing our Environment’ section below.

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Steel Dynamics, Inc. | 2025 Proxy Statement	3

In an undertaking that is critical to our decarbonization efforts, we are nearing completion of the construction on a biocarbon production facility near our Columbus, Mississippi steelmaking facility. The facility will use a high-temperature pyrolysis to convert sustainably sourced biomass to high-purity biocarbon. We expect the facility will reduce our steel mills’ Scope 1 GHG absolute emissions by as much as 35%. This facility is projected to begin operations in the first half of 2025.

I am excited about the progress we have already made and our plans related to decarbonization for the coming years. Our decarbonization strategy is an ongoing journey, and we plan to use our entrepreneurial, innovative spirit to continue to be a leader in the industry.

Voting Information

The proxy materials are available on the Internet at: http://materials.proxyvote.com/858119 and at www.steeldynamics.com under the heading “Investors.”

Your vote is very important to us, and I encourage you to vote your shares. There are several ways in which you can vote your shares, including via the Internet, by telephone, by mail, or in person at the Annual Meeting. Specific information about each of these voting methods can be found in the Proxy Statement under the heading “Voting Information”.

As we look to the future, we see opportunity. With our strong financial foundation and entrepreneurial spirit of innovation and excellence, we are distinctively positioned to embrace the momentum from our current operations, while successfully executing current and future strategic growth initiatives.

Thank you for your trust.

Sincerely,

Mark D. Millett

March 13, 2025

4	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

5
Steel Dynamics, Inc. | 2025 Proxy Statement	5

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider before voting. Therefore, please read this proxy statement in its entirety. To help you, we have provided page references to find further related details.

Date & Time Friday, April 25, 2025 / 9:00am Eastern Time Location Fort Wayne Country Club 5221 Covington Rd Fort Wayne, Indiana 46804

Proposal Information	Board Recommendation		Page Reference
1. Election of Directors	✓	Vote FOR each director nominee	31
2. Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors	✓	Vote FOR	42
3. Advisory Vote to Approve the Compensation of the Named Executive Officers	✓	Vote FOR	71
4. Shareholder Proposal — Special Shareholder Meeting Improvement	✘	Vote AGAINST	72

How to Vote

Internet	You are eligible to vote online at www.proxyvote.com until 11:59 p.m. Eastern Time on April 24, 2025.	Telephone	Voting can be completed by calling the number on your proxy until 11:59 p.m. Eastern Time on April 24, 2025.

Mail	Voting can be completed by signing and returning your proxy or voting instruction card before April 24, 2025.	In Person	At the Annual Meeting. Refer to the “General Information” section for voting information, including how to vote your shares in person.

Record Date: March 6, 2025

The record date has been set as March 6, 2025 to determine shareholders entitled to receive notice of and to vote at the annual meeting. As permitted by the Securities and Exchange Commission’s (“SEC”) “notice and access” rules and to reduce the environmental impact of the distribution of materials to shareholders, we are making our proxy statement and annual report (which are not part of the proxy solicitation materials) available to most of our shareholders via the Internet rather than by mail. This letter and the accompanying Notice, proxy statement, and proxy card, for those receiving paper copies, as well as a Notice Regarding the Availability of Proxy Materials, with instructions for accessing the proxy materials and Annual Report on the Internet, is being first made available to shareholders on or about March 13, 2025.

6	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Effective Investor Engagement

Consistent investor outreach is fundamental to our commitment to communication and transparency with our shareholders. We are committed to engaging with our investors on topics of importance to both them and us. We regularly reach out to our investor base as well as review the publicly available policies of our large institutional shareholders to better understand their views. Our discussions cover topics based on publicly available information, such as strategic near and long-term growth initiatives, capital allocation philosophy and execution, sound corporate governance practices, performance-based compensation philosophy, circular business model, decarbonization initiatives, and similar matters.

In addition to our regular shareholder engagement, we engage annually with a number of large institutional shareholders with dedicated governance teams to better understand their policies and expectations regarding environmental, social, and governance practices and other important timely matters. During 2024, we reached out to our top institutional shareholders representing over 50% of our outstanding shares, and a large number of these organizations accepted our offer to engage with us. The topics discussed covered areas such as board structure and refreshment advancements, our new decarbonization goals, updates on recent growth initiatives, and our continued strong pay-for-performance alignment.

In early 2024, we engaged with the shareholder proponent on their proposal for the amendment of our shareholder right to call a special meeting. We expressed our views and provided an open forum for the proponent to express their views. The shareholder proposal did not receive majority support at the 2024 Annual Meeting. During our engagement with our large institutional shareholders, they expressed support of our existing threshold and our structure for the shareholder right to call a special meeting.

We communicate with our shareholders in numerous ways, including in person and virtual meetings, investor conferences, geographic roadshows, and through our periodic press releases, sustainability reports and other such documents. Members of our senior leadership and investor relations team provide an open forum to our investors to discuss and comment on any matters they wish to discuss.

Our investor outreach program assists senior leadership and our Board to fully understand the perspectives of our shareholders to ensure important issues are appropriately understood and considered in a timely manner.

Steel Dynamics, Inc. | 2025 Proxy Statement	7

Business Highlights

Thank you to our extraordinary colleagues for their passion, spirit of excellence, innovation, and dedication to each other. Their dedication continues to drive our company to achieve exceptional results. We also thank our loyal customers, vendors, shareholders, and communities for your continued support.

Circular Manufacturing Model

We intentionally developed a circular operating framework, supporting a competitively-advantaged, strategic business model. Our metals recycling platform collects and processes ferrous and nonferrous scrap from manufacturing and end-of-life items, such as automobiles, appliances, and machinery. The processed ferrous scrap is then sold to end users for reuse, including our EAF steel mills, which produce new steel from the recycled material. Similarly, our processed aluminum scrap will be sold to our recycled aluminum slab facilities and flat rolled product aluminum mill to produce new aluminum sheet from the recycled material. Our products are then sold to consumers that both further process and manufacture end products. We sell a meaningful amount of steel to our own manufacturing businesses that in turn sell finished products to consumers. Ultimately, when these products reach the end of their lives, they can be collected as scrap and used again in our steelmaking and aluminum operations, creating our circular manufacturing model.

8	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Performance Highlights

There have been many highlights during our history, some of our more recent achievements include:

–	Improvements on our key safety metrics including our lowest total annual recordable injury rate, while each of our platforms continued to perform meaningfully better than industry safety benchmarks
–	Near record steel shipments of 12.7 million tons and near record shipments from our metals recycling operations
–	Increasing our steel operations capabilities with the addition of our Sinton Flat Roll Division, which achieved over 80% utilization at 2024 year-end
–	Ramping of our four new value-added flat roll coating lines during 2024, which further increases our higher-margin product offerings
–	Nearing completion of construction on our flat rolled aluminum products mill, further becoming a differentiated, diversified metals growth company
–	Achieving and improving our investment grade credit profile, which creates avenues to access lower cost and longer tenor capital
–	Inclusion within the S&P 500® Index, which is widely recognized as one of the premier benchmarks of the U.S. equities market, in 2022
–	Strong liquidity of $2.2 billion which firmly positions us to grow strategically through organic investments and transactional opportunities as well as return capital to shareholders

Due to our strong profitability and cash flow generation in 2024, we repurchased $1.2 billion, or 6%, of our outstanding common stock. In February 2025, our Board of Directors approved a new $1.5 billion share repurchase program and increased our cash dividend by 9%. This flexible distribution policy allows our company to reward our shareholders during periods of excess cash flow and strong profitability. Over the last decade, we have repurchased 41% of our outstanding shares and more than tripled our dividend, all while significantly increasing our through-cycle earnings capabilities with meaningful organic growth. The combination of a strong and growing cash dividend complemented by flexible share repurchases has driven meaningful returns for our shareholders over the long-term.

1 The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows: After-tax ROIC = Net Income Attributable to Steel Dynamics, Inc. / (Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Steel Dynamics, Inc. | 2025 Proxy Statement	9

Governance Highlights

We are committed to strong foundational principles of corporate governance, which we believe promote the long-term success of our business and maximize benefits for our teams, communities, and shareholders.

1 Eight year average for our seven independent directors, thirteen year average for our nine directors including two of our founders

Board Practices

✓	Independent directors meet at least quarterly in executive session
✓	Ongoing succession planning and talent development for senior leadership and the Board
✓	Detailed risk oversight processes by Board and each of the committees
✓	Annual evaluations, including individual director assessment

✓ All Board members attended at least 75% of Board and Committee meetings

✓	Code of Business Conduct and Ethics
✓	Robust Stock Ownership Guidelines for Executive Officers and Directors

Board Composition

✓	Lead Independent Director
✓	Board Refreshment — Director Retirement Policy
✓	Robust director selection process which includes in each search, candidates who reflect diverse backgrounds
✓	Variety of experiences and perspectives, combined with seasoned industry knowledge
✓	Board committees consist of 100% independent directors

Shareholder Rights

✓	Proxy access with standard provisions
✓	All directors stand for election annually
✓	Shareholder right to call a special meeting
✓	Majority voting with advance resignation in uncontested director elections

10	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Board of Directors Matrix	Mark D. Millett (Founder)	Sheree L. Bargabos	Kenneth W. Cornew	Traci M. Dolan	Jennifer L. Hamann	Bradley S. Seaman	Gabriel L. Shaheen	Luis M. Sierra	Richard P. Teets, Jr. (Founder)
Age	65	69	60	67	57	65	71	62	69
Tenure	31	6	8	12	1	11	15	3	31
Independent Director		◾	◾	◾	◾	◾	◾	◾
Number of other public company boards	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Skills
Public Company Experience	◾	◾	◾	◾	◾		◾	◾	◾
Senior Executive Leadership	◾	◾	◾	◾	◾	◾	◾	◾	◾
Accounting and Finance	◾	◾	◾	◾	◾	◾	◾	◾
Industry Focus	◾								◾
Operating/Manufacturing Experience	◾	◾	◾		◾			◾	◾
Strategic Initiatives	◾	◾	◾	◾	◾	◾	◾	◾	◾
Risk Management	◾		◾	◾	◾	◾	◾	◾
Health & Safety	◾	◾	◾		◾			◾	◾
Information Technology/Cybersecurity			◾	◾	◾
Environmental	◾	◾	◾					◾	◾

Steel Dynamics, Inc. | 2025 Proxy Statement	11

Sustainability

Sustainability is a part of our long-term value creation strategy. We are dedicated to our people, our communities, and our environment. We are committed to operating our business with the highest integrity and have been since our founding.

Valuing our People

The health and safety of our people is our number one value and primary focus. Nothing surpasses the importance of each individual team member. Safety is an integral part of our culture, and we must collectively ensure every team member is personally engaged in sustaining a safe workplace for themselves, their team members, and their families. We continuously look for ways to refine and improve our safety programs to ensure safe outcomes. We discuss our safety programs and performance with our Board of Directors at each meeting. As shown in the following charts, our total recordable injury rate1 achieved a record low during 2024 and the total recordable injury rate1 for each of our platforms was meaningfully better than industry benchmarks.

Companywide Total Recordable Injury Rate[1]	Platform Total Recordable Injury Rate[1]

1 Total Recordable Injury is defined as OSHA recordable incidents x 200,000/hours worked

2 Source: 2023 U.S. DOL Bureau of Labor Statistics released in 2024

Our people are the foundation of our success and are our most important resource. Our culture safeguards all people and requires each person to be treated fairly and with dignity. We work together as a unified team and respect each other as individuals. Our team member population is representative of our industry and the communities where we live and work. Additionally, of the nine individuals on our senior leadership team, one is female and one is ethnically diverse.

The continued education and talent development of our colleagues are paramount to our success. Our educational assistance and development programs encourage personal growth so individuals can remain current in their areas of responsibility, as well as develop new skills for advancement. Senior leadership plays a key role in our development programs, linking our culture to critical, proven leadership concepts. We provide all team members with the opportunity to further develop their skills through online virtual learning workshops. Among many topics, we focus on leadership skills, effective communication, culture, strategic thinking, time management, and technical content.

12	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Valuing our Environment

We are committed to operating our business in an environmentally responsible manner and have been since our founding. Our steel mills exclusively use EAF technology with recycled ferrous scrap as the primary raw material, producing lower-carbon emission high-quality steel products for our customers and driving returns for our shareholders.

We report on sustainability annually which includes disclosures according to the Sustainability Accounting Standards Board, the Global Reporting Initiative Framework, and CDP’s Climate Change questionnaire. All of these disclosures can be found on our website at www.steeldynamics.com under “Sustainability Reporting”. In addition to our ongoing reporting, we are pursuing multiple initiatives including the key ones highlighted below.

In 2022, we helped found the GSCC, an international coalition of steel producers and other stakeholders spearheading the steel industry’s efforts toward reducing emissions. In 2023, the GSCC published the Steel Climate Standard to provide a technology-agnostic global standard to measure and report steel product GHG emissions and provide a science-based target-setting framework to enable the industry to reduce carbon emissions. In 2024, we announced certified, science-based GHG emission intensity targets for our steel mills using the Steel Climate Standard which are in alignment with the 1.5° C scenario set forth in the Paris Agreement. We set a 2050 emissions intensity target of 0.12 metric tons of CO2e per metric ton of hot rolled steel produced and an interim 2030 emissions intensity target of 0.80 metric tons of CO2e per metric ton of hot rolled steel produced, representing a 15% reduction compared to the company’s 2022 base year. Even though our emissions are already among the lowest in the industry, we are committed to further reducing our carbon impact and have an actionable path forward.

Industry Scope 1, 2, & 3 GHG Emissions Intensity[1]	Science-Based GHG Emissions Targets

1 Steel Dynamics steel mills’ 2024 data compared to World Steel Association 2023 data from their Sustainability Indicators November 2024 report. SDI steel mills’ Scope 1, 2, and upstream Scope 3 emissions data were independently verified by a third party in accordance with the GSCC’s Steel Climate Standard.

In 2025, we expect to begin operations at our biocarbon production facility located in Columbus, Mississippi. The facility will use a high temperature pyrolysis to convert sustainably sourced biomass to high purity biocarbon as a renewable replacement for anthracite in our steelmaking operations. We believe this project will reduce our steel mills’ Scope 1 GHG absolute emissions by as much as 35%. In 2024, the wind energy center representing the largest renewable product purchase agreement in the steel industry in North America came online. This wind energy center is equivalent to approximately 15% of our steel mills’ power needs. Both of these initiatives will meaningfully contribute to the company’s long-term reduction of GHG emissions intensity.

For further information, please visit our website at www.steeldynamics.com under “Sustainability Reporting”.

Steel Dynamics, Inc. | 2025 Proxy Statement	13

Executive Compensation Highlights

During 2024, we maintained our highly levered companywide performance-based compensation structure, which is foundational to our entire compensation philosophy. The Compensation Committee did not make any adjustments to the compensation measurements or objectives of our executive officers, nor were any discretionary bonuses awarded. Our executive compensation structure is strongly supported by our shareholders with 92% voting in favor during our say-on-pay vote in 2024. Our pay for performance programs continued to be based on the objective, measurable criteria that were established on the grant dates.

Best Practices

We are committed to sound compensation practices that encourage a long-term focus on value creation and sustainable use of our resources, as highlighted by the following items:

✓	Highly levered companywide performance-based compensation
✓	Annual say-on-pay vote
✓	Robust stock ownership requirements for all executive officers
✓	Clawback policy regarding executive compensation
✓	Annual compensation risk assessment by the Compensation Committee
✓	No repricing or backdating of stock options
✓	“Double-trigger” change-in-control payments and benefits
✓	No excise tax gross ups
✓	Prohibit hedging and a severe limitation on pledging of Company stock
✓	Independent compensation consultant retained by the Compensation Committee
✓	Caps on individual payouts for each performance award
✓	No guaranteed incentive bonus payments

14	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Pay for Performance Philosophy

The following table summarizes the key elements of our executive compensation program for 2024:

Payout
Compensation Component	Description	Cash	Equity
Base Salary	Set at a level we believe is necessary to recruit and retain the type of high-performing, entrepreneurial executives we seek to attract	✓
Annual Incentive Plan

Provides for a mix of cash and equity compensation earned when our performance exceeds pre-established thresholds tied to a minimum return to shareholders and capped at a maximum percentage of base salary

		✓	✓
Long-Term Incentive Plan	Equity compensation earned when our financial and operational performance, as measured by a number of comparable metrics, exceeds those of a pre-established set of our steel sector peers		✓
Restricted Stock Units	Equity awards which vest over a fixed time period. A significant majority of the awards to our NEOs vest one-third after two, three and four years.		✓

Key Elements of Our Compensation Program

The following summarizes the compensation mix for our CEO and the average of our other NEOs, with 84% of our CEO’s target compensation “at-risk” and 82% of our average other NEO’s target compensation “at-risk”:

Steel Dynamics, Inc. | 2025 Proxy Statement	15

General Information

Voting Information

On March 6, 2025, there were 149,896,788 shares of common stock outstanding. A list of shareholders entitled to vote at the Annual Meeting is available at our corporate office and will also be available at the Annual Meeting. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares that are entitled to vote at the Annual Meeting is necessary to constitute a quorum for all purposes and all proposals.

We recognize that most of you will not be able to attend the Annual Meeting in person, but it is very important that your shares be voted. We can only take action at the Annual Meeting with respect to a particular matter if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present at the Annual Meeting. Therefore, unless you intend to come to the Annual Meeting and vote in person, or you intend to vote via the Internet or by phone, we are asking for your proxy to authorize the persons named in the proxy to be present at the Annual Meeting to represent you, and to vote your shares at the Annual Meeting in accordance with your instructions.

If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the ‘shareholder of record.’ If your shares are registered in the name of a broker, bank, custodian, or other nominee, that person is the shareholder of record and you are considered the ‘beneficial owner.’

Meeting Information

Date & Time Friday, April 25, 2025 9:00am Eastern Time	Place Fort Wayne Country Club 5221 Covington Road Fort Wayne, Indiana 46804	Record Date March 6, 2025	Voting You are entitled to vote at the Annual Meeting if you were a shareholder of record at the close of business on the record date

Voting Shares Held in Your Name (Shareholder of Record)

If you are the record owner, regardless of whether you have received a paper copy of these proxy materials or only a Notice, you may vote your shares according to one of the four methods listed under “How to Vote Your Shares.” If you choose to vote by mail using your proxy card, your “proxy”  —  that is, the persons named in your proxy card  —  will then vote your shares as you have directed. If you send in your proxy and do not revoke it, your shares will be voted in accordance with your instructions. If you do not specify how you want your shares voted with respect to one or more proposals, your shares will be voted FOR proposals 1, 2, and 3 and AGAINST proposal 4.

Voting Shares Held by Brokers, Banks, Custodians or Other Nominees (Beneficial Owners)

Most shareholders arrange to have their shares held by brokers, banks, custodians, or other nominees. In such case, your name, as the actual beneficial owner, does not appear in our stock register. The broker first informs us how many of their clients are beneficial owners and we provide them with the number of sets of proxy materials and proxy cards for the broker to then forward those proxy materials to shareholders to obtain voting instructions. For this reason, if your shares are held by your broker, you should follow your broker’s instructions included on that form when you receive the proxy materials from your broker.

If you do not give your voting instructions to your broker, your broker may not be able to vote your shares. Under applicable rules of self-regulatory organizations governing brokers, your broker, bank, custodian or other nominee will only be able to vote your shares with respect to routine items that are considered discretionary. Your broker may vote your shares even in the absence of your voting instructions on routine, discretionary matters. For the 2025 Annual Meeting, the only discretionary item is Proposal No. 2, the ratification of the appointment of independent registered public accounting firm as auditors.

16	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Election of Directors

The company’s amended and restated articles of incorporation provide for election of directors by the vote of a majority of the votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director’s election must exceed the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not be counted as votes cast either “for” or “against” a director’s election and therefore will have no effect on the outcome. This requires that an incumbent director who fails to receive a majority of votes cast in an uncontested election to not be elected, but continue to serve as a “holdover” director. However, under the Company’s Corporate Governance Policies, the unelected director is required to submit an irrevocable advance resignation. The Board would determine the appropriate responsive action and communicate its decision, and its underlying rationale, to shareholders within 90 days of certification of the election results.

Other Proposals

For all proposals other than Proposal No. 1 (the election of directors), the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote on the item will be required for approval. On such matters, you may vote “for,” “against” or “abstain.” A proxy marked “abstain” with respect to an item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a negative vote.

How to Vote Your Shares

Mail If you have received a paper copy of these proxy materials, you may mark, sign, date and return your enclosed proxy card in the enclosed envelope.

Phone

If you have received a paper copy of these proxy materials, you may vote by using the toll-free telephone number and instructions shown on your proxy card, if your shares are registered directly in your name or, if not, by marking, signing, dating and returning your enclosed voting card; if this option is also offered by your bank or broker, in either case using a secure control number and account number by 11:59 p.m. EDT on April 24, 2025.

Online

Whether in paper form or by Notice only, by using the Notice or web site information and instructions listed on your proxy card or in the form of Notice, if your shares are registered directly in your name or, if not, if this option is also offered by your bank or broker in either case using a secure control number and account number by 11:59 p.m. EDT on April 24, 2025.

In person at the Annual Meeting

If your shares are registered directly in your own name, you may vote by paper ballot handed out at the Annual Meeting, provided that you have with you the Notice or proxy card that you received from the Company. But if your shares are registered in the name of your bank or broker, and if you wish to be able to vote your shares in person at the Annual Meeting, you will first need to check the box on the Voter Instruction Form you will receive with your proxy material, ask that you be provided with a “Legal Proxy” and then actually use this to vote your shares at the Annual Meeting. If you don’t use that Legal Proxy, your vote will not count. The method by which you vote will not limit your right to vote in person at the meeting if you decide to attend the Annual Meeting, provided that you follow the foregoing instructions for voting in person.

We do not know of any other business to be transacted at the Annual Meeting, other than those matters described in this Proxy Statement. However, should any other matters properly come before the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment, to the same extent as the person granting the proxy.

Steel Dynamics, Inc. | 2025 Proxy Statement	17

Revoking Your Vote

You may revoke your proxy at any time before it is voted at the meeting in one of four ways:

■	Notify our Chief Financial Officer, Theresa E. Wagler, in writing and before the meeting;
■	Submit the appropriate form of proxy with a later date than your earlier proxy;
■	Vote by telephone or Internet on a later date than the date you earlier voted; or
■	Vote in person at the meeting in accordance with the foregoing instructions.

Other Information

Multiple Shareholders Sharing the Same Address

Under rules adopted by the SEC, we are permitted to deliver a single copy of our Proxy Statement and annual report, or notice of availability of these materials, to shareholders sharing the same last name and address. This process, called householding, allows us to reduce resources required to print and mail these materials. If you would like to stop householding for your account, you may contact our Investor Relations Department in the manner described below under the heading “Investor Relations Department,” including your name, address, and account number.

Cost of Preparing, Mailing and Soliciting Proxies

We will pay all of the costs of preparing, printing, and mailing these proxy materials and related solicitation services. We will ask brokers to forward all proxy materials or Notices to the persons who were our beneficial owners on the record date. We will reimburse such brokers for their expenses incurred in sending proxies and proxy materials to our beneficial owners.

In addition, proxies may be solicited on our behalf in person, or by telephone, e-mail or other electronic means, by our officers, directors, and employees who will receive no additional compensation for soliciting. We have also engaged Okapi Partners to assist us in the solicitation of proxies. We have agreed to pay Okapi Partners a fee of $11,500 plus expenses for these services.

Voting Results

We will publish the voting results from our Annual Meeting on our Company’s website at www.steeldynamics.com under “Investors” following the Annual Meeting, as well as in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Investor Relations Department

You may contact our Investor Relations Department in one of three ways:

■	Writing to Steel Dynamics, Inc., Investor Relations Department, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804;
■	E-mail to investor@steeldynamics.com; or
■	Phone the Investor Relations Department at 260.969.3500.

Shareholder Communications with Directors

If you wish to communicate with our Board of Directors, Board Chair, Lead Independent Director, or the Chair of any Board committee, you may do so by sending a communication, marked “Shareholder Communication,” in care of our Chief Financial Officer, Theresa E. Wagler, to our corporate offices, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804. Your letter should describe your share ownership and how your shares are held. Our Chief Financial Officer will review each such communication and, depending upon the subject matter, will forward the communication to the director to whom it is addressed, or, as appropriate, to our Board Chair, Lead Independent Director, Chair of any Board committee, the Company’s legal counsel, or deal with the subject matter directly.

18	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Governance of the Company

Our business affairs are managed under the direction of our Board of Directors in accordance with the Indiana Business Corporation Law, our Amended and Restated Articles of Incorporation, and our Amended and Restated Bylaws. The Board members are elected annually by shareholders to provide guidance and oversight with respect to the Company’s business and affairs. The role of our Board of Directors is to effectively govern the affairs of the Company for the long-term benefit of our shareholders, our teams, our customers, our vendors, our communities, and other stakeholders. The Board, in concert with senior leadership, develops and oversees the Company’s long-term strategy and execution of its strategic plan, all in accordance with sound corporate governance policies and practices designed and routinely assessed to enable the Company to operate its business responsibly and with integrity.

The Board ensures the continuity of the Company and its mission through the election and appointment of qualified senior leadership to inspire our people and lead the Company. In addition, senior leadership regularly keeps Board members updated regarding developments affecting our business and industry. The Board is also responsible for ensuring that our activities are conducted in a responsible and ethical manner. We are committed to sound corporate governance principles.

Policies & Charters

We operate under corporate governance principles and practices that are reflected in a set of written policies. Our corporate governance policies and committee charters are reviewed regularly and amended as needed. The following documents are available on our website at www.steeldynamics.com under “Investors — Governance — Governance Documents.”

Corporate Policies

■	Corporate Governance Policies
■	Code of Business Conduct and Ethics
■	Political Contributions and Advocacy Policy
■	Code of Ethics for Principal Executive Officers and Senior Financial Officers
■	Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons
■	Policy Governing the Receipt, Retention and Treatment of Complaints
■	Conflict Minerals Policy Statement
■	Policy on Recoupment of Executive Officer Incentive-Based Compensation In the Event of Restatements
■	Supplier Code of Business Conduct
■	Environmental Policy Statement
■	Anti-Human Trafficking and Forced/Slave Labor Policy
■	Human Rights Policy

Committee Charters

■	Audit Committee Charter
■	Corporate Governance and Nominating Committee Charter
■	Compensation Committee Charter

Steel Dynamics, Inc. | 2025 Proxy Statement	19

Director Independence

The Board annually makes both an affirmative objective and subjective determination that all independence standards have been and continue to be met by the designated independent directors and members of each of our three standing committees, including compliance with the additional heightened independence standards prescribed by SEC and Nasdaq Listing Rules for audit committee and compensation committee members. To be objectively independent, a director must not be an officer or an employee of Steel Dynamics, Inc. or any of its subsidiaries. They must not have any relationship with Steel Dynamics, Inc. or any of its subsidiaries, or with management (either directly or as a partner, shareholder or officer of an entity that has such a relationship) which, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities as a director.

The Board made its independence determination with respect to each director for calendar year 2024 and for each director nominee for election to the Board of Directors at the 2025 Annual Meeting. The Board has similarly made an additional affirmative determination of independence with respect to each member of the Audit Committee and the Compensation Committee, under the special audit committee and compensation committee independence criteria set forth under applicable SEC rules and Nasdaq Listing Rules.

The Board determined that during 2024 eight of the ten members of our Board of Directors met all independence requirements, at all times constituting 80% of our ten-member Board (or seven of the nine members following Mr. Marcuccilli’s retirement in November 2024). The independent members were Sheree L. Bargabos, Kenneth W. Cornew, Traci M. Dolan, Jennifer L. Hamann, James C. Marcuccilli, Bradley S. Seaman, Gabriel L. Shaheen, and Luis M. Sierra. The Board has determined that, if re-elected at the 2025 Annual Meeting, the independent directors nominated for election would continue to meet all independence criteria. In addition, the Board determined that all members of each of the three standing committees have been and will continue to meet all independence requirements.

Board Leadership Structure and Composition

We believe our board and governance framework provides for a sound and strong corporate governance environment. The Board has the flexibility to decide when the positions of Chair of the Board and CEO should be combined or separated, as well as whether an executive or an independent director should be Board Chair. If the Chair of the Board is not an independent director, the Board will designate one of its independent directors to serve as a lead independent director. This allows the Board to choose the leadership structure that it believes will best serve the interests of our shareholders.

Chair of the Board

During 2024, Mark D. Millett served as our Chief Executive Officer and non-independent Board Chair. Mr. Millett is a founder of our Company and was appointed as our Board Chair following our 2021 Annual Meeting. As Board Chair, he presided as such at the Company’s Board meetings. The Company’s Board Chair serves at the pleasure of the Board and is appointed annually by the Board following the Annual Meeting.

Lead Independent Director

If the Chair of the Board is not an independent director, the Board will designate one of its independent directors to serve as a lead independent director, and this individual will be appointed annually following the Annual Meeting. As such, the Company’s Board operated with a Lead Independent Director in 2024. Kenneth W. Cornew has served as our Lead independent Director since 2023. Mr. Cornew was elected an independent director in 2016.

The Lead Independent Director: presides at Board meetings at which the Board Chair is not present; presides at Board executive sessions of the independent directors; serves as a liaison between senior leadership and the Board as well as between the Chair and the independent directors; assists the committee chairs in preparing agendas for the respective committee meetings; has the authority to call meetings of the independent directors; and performs other functions and responsibilities requested by the Board.

20	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

The Board considers that the Lead Independent Director’s active involvement in the foregoing functions and activities ensures the Board maintains independent oversight.

Independent Directors

Seven of nine, or 78%, of our Board nominees are considered independent. These members meet in executive session at least quarterly.

Committee Chairs and Members

All committee chairs are independent and provide leadership for their respective committees. They provide an important resource for communications between the Board and the company’s senior leadership. All of our committees are comprised of 100% independent members, and they also meet regularly in executive sessions.

Board Committees

The Board of Directors has three standing committees, each consisting entirely of independent directors: an Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

The Board, together with senior leadership, regularly reviews the applicable provisions of the Sarbanes Oxley Act of 2002, the Dodd-Frank Act and the implementing rules thereunder, the rules and pronouncements of the SEC, pertinent provisions of the Internal Revenue Code of 1986 (the “Code”), and the Listing Rules of the Nasdaq Stock Market regarding corporate governance policies, processes, and listing standards, including applicable audit and compensation committee independence standards. In conformity with such requirements, the committees of the Board operate under written charters. All three committees, at least annually, review and, as necessary, revise their charters to take into account updated charter, legislative, regulatory, and listing standards requirements, as well as other governance best practices.

The following describes the operations and key responsibilities for each Board Committee:

Steel Dynamics, Inc. | 2025 Proxy Statement	21

Corporate Governance and Nominating Committee
Committee Members Kenneth W. Cornew Traci M. Dolan Jennifer L. Hamann Bradley S. Seaman (Chair) Number of Meetings Four All members are independent

■

Reviews and evaluates the Company’s corporate governance framework, developments in corporate governance practices, and reviews and recommends to the Board effective corporate governance policies and procedures and appropriate charter provisions, as well as Board organization, size and composition;

■

Establishes criteria for Board membership by identifying, evaluating, and recommending for election as directors both incumbent and prospective nominees who meet the Committee’s and the Board’s criteria of board member requirements, after taking into consideration the nominee’s background, knowledge, diversity, skills, subject matter expertise, and personal business, financial and life experiences. Each director search shall include candidates who reflect diverse backgrounds, including diversity of gender, race, and ethnicity;

■

Monitors Company policies and strategies related to corporate responsibility and sustainability. This includes a review of risks related to the environmental and social matters that may arise from our operations. This includes at least a semi-annual or as frequently as needed, review of performance against our decarbonization and renewable electrical energy goals as well as the talent development initiatives driven by our senior leadership team;

■

Identifies Board members who are willing and able to actively and materially contribute as a board member, either for election by our shareholders at each Annual Meeting, or for appointment by the Board to fill any director vacancies;

■

Drafts and oversees a Code of Ethics for our Principal Executive Officers and Senior Financial Officers, a Code of Business Conduct and Ethics, and from time to time such other policies as are necessary or appropriate in the interest of strong corporate governance practices;

■

Determines, recommends, or renders advice to the Board regarding applicable statutory, regulatory or Nasdaq Listing Rules regarding the “independence” requirements for board or committee membership, as well as rendering objective and subjective independence determinations;

■

Reviews and evaluates, at least annually, the performance of the Board and each of the Board members;

■

Makes recommendations to the Board concerning the number, function, and composition of the Board’s committees; and

■

Identifies Board members for assignment to various Board committees.

22	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Four

Together with the Corporate Governance and Nominating Committee, evaluates our Chief Executive Officer’s and other executive officers’ (as well as the Company’s overall) performance, at least annually, in light of those corporate goals and objectives as well as peer group benchmarking and determines and approves their compensation based on this evaluation;

Reviews and approves our executive compensation plans and agreements, including our equity-based plans; and, at least annually, reviews the operation of all such plans and agreements and assesses the relationship between our overall compensation policies and practices and financial risk;

Exercises general oversight with respect to our compensation agreements and incentive and equity-based plans relating to our Chief Executive Officer and other executive officers;

Determines compliance with applicable pre-determined, measurable performance criteria with respect to all compensation plans for Named Executive Officers;

Reviews and makes recommendations to the Board, taking into account Company performance and the duties and responsibilities of each board or committee position, regarding compensation of the non-employee members of the Board;

Oversees regulatory compliance with respect to compensation matters and engages the services of independent professional compensation consultants and advisors, with costs paid by the Company;

Reviews and determines compliance, with respect to each Compensation Committee member, of all required objective and subjective factors governing independence, as well as the independence of the Committee’s advisors, including its compensation consultant and other advisors;

Acts as the “Administrator” or “Committee” in connection with the operation and administration of our equity and cash-based incentive compensation programs, with the authority to approve and authorize both equity and cash-based awards; and

Compensation Committee
Committee Members Sheree L. Bargabos Kenneth W. Cornew (Chair) Bradley S. Seaman Gabriel L. Shaheen Luis M. Sierra Number of Meetings Five All members are independent

■

Establishes, reviews, and approves corporate goals and objectives relating to our Chief Executive Officer’s and Named Executive Officers’ compensation;

■

Together with the Corporate Governance and Nominating Committee, evaluates our Chief Executive Officer’s and other executive officers’ (as well as the Company’s overall) performance, at least annually, in light of those corporate goals and objectives as well as peer group benchmarking and determines and approves their compensation based on this evaluation;

■

Reviews and approves our executive compensation plans and agreements, including our equity-based plans; and, at least annually, reviews the operation of all such plans and agreements and assesses the relationship between our overall compensation policies and practices and financial risk;

■

Exercises general oversight with respect to our compensation agreements and incentive and equity-based plans relating to our Chief Executive Officer and other executive officers;

■

Determines compliance with applicable pre-determined, measurable performance criteria with respect to all compensation plans for Named Executive Officers;

■

Reviews and makes recommendations to the Board, taking into account Company performance and the duties and responsibilities of each board or committee position, regarding compensation of the non-employee members of the Board;

■

Oversees regulatory compliance with respect to compensation matters and engages the services of independent professional compensation consultants and advisors, with costs paid by the Company;

■

Reviews and determines compliance, with respect to each Compensation Committee member, of all required objective and subjective factors governing independence, as well as the independence of the Committee’s advisors, including its compensation consultant and other advisors;

■

Acts as the “Administrator” or “Committee” in connection with the operation and administration of our equity and cash-based incentive compensation programs, with the authority to approve and authorize both equity and cash-based awards; and

Our Board has determined that, for 2024, each member of the Compensation Committee met all applicable heightened independence and qualification criteria in accordance with Nasdaq Listing Standards and Item 407 of Regulation S-K.

■

Approves an annual report on executive compensation for inclusion in our Form 10-K and Proxy Statement, and reviews and discusses with management the Company’s Compensation Discussion and Analysis, to determine whether to recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference from this Proxy Statement into our Annual Report on Form 10-K.

Steel Dynamics, Inc. | 2025 Proxy Statement	23

Eight

Oversees the appointment, retention, compensation, independence, performance, and oversight of the Company’s independent registered public accounting firm;

Oversees the audits of the Company’s financial statements;

In consultation with management and with legal counsel, reviews the Company’s compliance with legal and regulatory filings and requirements;

Reviews the soundness and performance of the Company’s internal audit function, internal accounting controls, disclosure controls and procedures, and internal control over financial reporting;

Together with the Board, reviews the Company’s risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk and other market risks. Additionally, the Audit Committee is responsible for monitoring the cybersecurity risks facing the Company including the mitigation plans which the senior leadership team has put in place to limit potential exposures. These risks are reviewed and discussed on at least a semi-annual basis, or as frequently as needed;

Prepares and approves an Audit Committee Report required by the rules of the SEC for inclusion in the Company’s annual Proxy Statement;

Assesses and approves the Company’s policies and procedures regarding ethics and compliance, including the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding potential fraud or other questionable accounting, financial, or auditing matters;

Oversees the maintenance and oversight of a policy governing related party transactions required to be disclosed under Item 404 of SEC Regulation S-K, including the process the Audit Committee employs to identify related party transactions for review, in response to PCAOB Auditing Standard No. 18, as well as governing the review, approval or ratification of any such permitted related party transactions; and

Audit Committee

Committee Members

Sheree L. Bargabos

Traci M. Dolan (Chair)

Jennifer L. Hamann

Gabriel L. Shaheen

Luis M. Sierra

Number of Meetings

Eight

All members are independent

Our Board has determined that, for 2024, each member of our Audit Committee, by virtue of his or her extensive financial and business experience and training, met, and continues to meet, the criteria of an “audit committee financial expert” within the meaning of that term in Item 407 of Regulation S-K.

■

Oversees the adequacy, quality, and integrity of the Company’s accounting and financial reporting processes and the integrity of its financial statements including the assessment of the critical audit matter(s) identified by our independent registered public accounting firm;

■

Oversees the appointment, retention, compensation, independence, performance, and oversight of the Company’s independent registered public accounting firm;

■

Oversees the audits of the Company’s financial statements;

■

In consultation with management and with legal counsel, reviews the Company’s compliance with legal and regulatory filings and requirements;

■

Reviews the soundness and performance of the Company’s internal audit function, internal accounting controls, disclosure controls and procedures, and internal control over financial reporting;

■

Together with the Board, reviews the Company’s risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk and other market risks. Additionally, the Audit Committee is responsible for monitoring the cybersecurity risks facing the Company including the mitigation plans which the senior leadership team has put in place to limit potential exposures. These risks are reviewed and discussed on a quarterly basis, or as frequently as needed;

■

Prepares and approves an Audit Committee Report required by the rules of the SEC for inclusion in the Company’s annual Proxy Statement;

■

Assesses and approves the Company’s policies and procedures regarding ethics and compliance, including the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submission by employees of concerns regarding potential fraud or other questionable accounting, financial, or auditing matters;

■

Oversees the maintenance and oversight of a policy governing related party transactions required to be disclosed under Item 404 of SEC Regulation S-K, including the process the Audit Committee employs to identify related party transactions for review, in response to PCAOB Auditing Standard No. 18, as well as governing the review, approval or ratification of any such permitted related party transactions; and

■

Reviews our financial statements and discusses them with management and our independent registered public accounting firm before those financial statements or the results thereof are publicly released and before they are filed with the SEC.

24	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Board and Committee’s Role in Risk Oversight

The Board of Directors has responsibility for risk oversight and focuses on the most significant risks facing the Company. The Board discharges its risk oversight responsibilities, in part, through delegation to the senior leadership team and to specific Board committees, facilitated through both a top-down and bottom-up communication structure. In this regard, the Board believes that evaluating the senior leadership team’s management of the various risks confronting the Company is one of the most important areas of its oversight responsibilities. In carrying out this critical responsibility, the Board with senior leadership’s assistance, regularly reviews the Company’s significant macroeconomic and business-specific risks. These risks include but are not limited to, health and safety, talent development, global steel supply and demand, our growth strategy, financial, operational, information technology and cybersecurity, business continuity, raw material and energy resources, legal, environmental, decarbonization, trade, supply-chain, transportation, technological and regulatory exposures.

While the Board and its committees oversee risk management strategy, the senior leadership team is responsible for implementing and supervising its execution and reporting to the Board and its committees on such matters. The senior leadership team quarterly provides the Board with information on the most potentially significant risks facing the Company and the plans to mitigate these exposures where possible. In this regard, the Board reviews and challenges the steps leadership has taken to actively assess, manage, monitor, and mitigate areas of exposure. In addition, the senior leadership team provides regular updates to the Board and its committees on emerging areas of risk, including areas such as governmental and regulatory, trade and tariffs, and artificial intelligence. Outlined below are the key areas of responsibility for each of the committees and how the Board and senior leadership team support each other in this critical function.

The Audit Committee reviews the Company’s risk management processes, systems and controls which senior leadership has established. Specifically, among other topics, the Audit Committee is responsible for reviewing the risks related to financial reporting and disclosure processes, as well as capital structure, cybersecurity and information technology, appropriate liquidity, financial regulatory compliance, and market trends. The Audit Committee regularly discusses with senior leadership the Company’s significant financial risk exposures to ensure adequate mitigation is in place.

The Audit Committee receives quarterly information on the cybersecurity risks facing the company and updates regarding the risk mitigation procedures put in place. Discussions include the Company’s multi-layered security platform concerning its information technology infrastructure, ongoing Company cybersecurity training programs, which include how to avoid cybersecurity risks, third-party assessments of our information security programs and internal incident and threat reporting by our cybersecurity team. Additionally, the senior leadership team has established a process to report to the Audit Committee and the Board as frequently as needed on the cybersecurity threats, failures, incidents and breaches that could significantly impact the company.

The Corporate Governance and Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance practices and processes. Included in that review are the risks related to environmental and social matters that may arise, including the impact our operations have on our communities and the environment. The Corporate Governance and Nominating Committee is responsible for the oversight of the Company’s decarbonization performance. The Committee receives periodic reports on initiatives the company is pursuing including progress related to our decarbonization and renewable electrical energy goals. The Committee was instrumental in providing feedback and guidance as the Company set updated science-based decarbonization goals in 2024 and pursued strategic initiatives to meaningfully lower our Scope 1 and Scope 2 emissions. The Committee and senior leadership provide related information to the full Board based on these discussions, and how these initiatives will impact the Company’s strategic direction.

Steel Dynamics, Inc. | 2025 Proxy Statement	25

The Compensation Committee reviews our executive compensation programs to ensure they are using performance-based metrics that are aligned with Board and shareholder’s strategies, and that they do not encourage unnecessary or excessive risk-taking. As part of its review, the Compensation Committee utilizes its independent compensation consultant, Pearl Meyer, in its determination. During 2024, the Compensation Committee determined that our compensation programs do not encourage unnecessary or excessive risk-taking.

Executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Annual cash incentives are formulaic and tied to specific Company financial performance metrics. The majority of compensation provided to the executive officers is in the form of time-based and performance-based equity awards that vest or are earned over a number of years and help further align executive officers’ interests with those of our shareholders. Accordingly, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s performance over several years, and awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term value creation.

The Compensation Committee has also reviewed the Company’s compensation programs for team members in general and has concluded that these programs also do not create risks that are reasonably likely to have an adverse effect on the Company. The Compensation Committee believes that the Company’s compensation programs provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term value creation and does not encourage short-term risk taking at the expense of long-term results.

Director Nomination Process

The Corporate Governance and Nominating Committee regularly reviews the Company’s Board composition to continually update incumbent director skills, contributions and experiences, and for the purpose of identifying potential candidates for board membership in the event of retirements, unanticipated vacancies or board expansion. This process first identifies skills that are needed to support the Company and its near and long-term strategies, while also considering the factors listed below, and then identifies potential nominees to fill the need. The Committee has been and continues to be intentional in ensuring Board and committee continuity of necessary skillsets while balancing tenure with retirements of existing members and transition of new members onto the Board and committees. As such, the Board nominated Ms. Hamann as a new member in 2023 and Mr. Sierra as a new member in 2021 with the retirements of longer-tenured board directors.

The Committee seeks proposed nominees with a reputation for the highest ethical and moral standards and integrity. The Committee reviews background information on each proposed nominee, including the proposed nominee’s accomplishments, experience, and skills. The Committee pursues nominees with skills including independent judgment, a proper understanding of the role of a director in governance, and financial literacy. A commitment to represent the long-term interests of the Company and our shareholders, including a commitment to prepare for, attend and actively participate in Board and committee meetings as well as a willingness to devote the necessary time and attention to the Company’s business and the needs of the Board and its committees is essential.

Among other things, the Committee takes into account such factors as particular industry knowledge, operating experience, demonstrated ethical business conduct, familiarity with or experience regarding business matters, exposure to public company governance matters, considerations such as health and safety, logistics, legal/governmental/environmental regulation experience, information technology and cybersecurity, and risk management as part of the director candidate qualification process.

Proposed nominees may be referred or recommended to the Committee from many different sources, including but not limited to members of the Committee, by other directors, by outside persons or advisors, by a shareholder in accordance with the procedures described below, or under the direction of the Committee and for its consideration and approval, by an outside independent professional search firm.

26	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Board Diversity

The Corporate Governance and Nominating Committee recognizes that a variety of skills and backgrounds is essential to proper functioning of our Board and that the judgments and perspectives offered by a diverse board of directors improves the quality of decision-making and enhances board performance. The Committee seeks individuals within a broad range of knowledge, business and financial expertise, skills, experience, diversity (including life and occupational experiences, race, age, gender, and ethnicity), integrity, and leadership that a Board must have in order to serve the best interests of our teams, communities, and shareholders.

As shown in our Governance Highlights section of the Proxy Statement Summary, our Board members have a variety of skills and backgrounds to materially contribute to the Board. In addition, our Board members are demographically diverse with five of our Board members being gender or ethnically diverse: three of our Board members are female and two of our other Board members are ethnically diverse. Our Corporate Governance Policies includes in each search for director nominees, candidates who reflect diverse backgrounds.

Annual Evaluations

Our Corporate Governance and Nominating Committee has established a robust process for evaluating the Board, each of the Committees, and individual board members. Each individual director reviews topics that cover areas such as Board effectiveness, structure, relevancy of agenda topics, individual director performance including themselves, and skills composition with our lead independent director. There are multiple opportunities as part of this assessment and throughout the year to provide open-ended feedback to be considered. In addition, each Committee chairperson leads a process to determine the effectiveness of their respective committee.

The Corporate Governance and Nominating Committee evaluates the feedback from this process and considers the continued candidacy of incumbent Board members based on the same criteria applicable to new candidates, taking into consideration such factors as age, board tenure, membership on other public company boards, diversity, ability to provide subject matter expertise and insight into our long-term strategic direction and the extent to which through his or her prior participation and performance he or she has met the applicable criteria for continued Board membership.

The Corporate Governance and Nominating Committee has determined that the Board, the Committees, and each board member has performed exemplarily and operated effectively during the prior year. Relevant feedback is provided to the Board, Committees, and board members as needed. As a result of this process, the Corporate Governance and Nominating Committee has recommended all incumbent directors stand for election at our 2025 Annual Meeting.

Director Meetings and the Annual Meeting

The Board held seven regularly scheduled and special meetings during 2024. All directors attended at least 75% of those meetings, as well as the meetings of each of the committees on which they served. As the Board, the Company’s independent directors met in executive session four times during 2024, without the Company’s leadership present.

We encourage all members of the Board to attend our Annual Meeting. At the 2024 Annual Meeting all directors were in attendance, except for Ms. Hamann due to an unavoidable scheduling conflict.

Steel Dynamics, Inc. | 2025 Proxy Statement	27

Leadership Succession Planning

The Board also engages in regular discussions with the Chief Executive Officer regarding leadership succession planning at all senior levels, including the Chief Executive Officer, and to the identification, development, and promotion of critical talent to address both planned and unplanned leadership transitions. The Chief Executive Officer reports at least semi-annually on succession and leadership development planning. The Company also encourages talent development and succession planning at all levels throughout the organization through broad-based ongoing education and development opportunities. The Company has created internal programs for companywide development opportunities specifically designed to teach leadership skills and how they are interpreted within the Company’s culture.

Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons

Under our policy, once a person has been identified as a “related person,” and if there is a proposed transaction of $120,000 or more involving the related person and the Company or any of its subsidiaries, the transaction must be considered, approved, or ratified by the Audit Committee. For purposes of our Policy, a “related person” is a person who is (or at any time since the beginning of our last fiscal year was) a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing, an entity which is owned or controlled by any of such persons, or any other person which our Audit Committee or Board has so identified.

Relevant transactions are normally approved in advance by the Audit Committee. If a transaction cannot practically be approved by the Audit Committee in advance, the Audit Committee Chair may provide such approval, subject to subsequent report to the full Audit Committee.

All of these transactions and relationships were approved in accordance with our Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons. During 2024, each of the following employment relationships involved payments for services rendered to the Company by performing work at no more than market rates of less than $500,000 per individual. Charles Trowbridge was employed as a sales manager for our Butler Flat Roll Division. Mark D. Millett, our Chairman and Chief Executive Officer, is the brother-in-law of Charles Trowbridge. Joshua Graham was employed as an operational manager at our Steel of West Virginia and Sinton steel divisions. Christopher A. Graham, our Senior Vice President, Flat Roll Steel Group, is the brother of Joshua Graham. Neil Pushis was employed as an operational supervisor within our Aluminum operations. Glenn A. Pushis, our Senior Vice President, Special Projects, is the brother of Neil Pushis. In addition, Ms. Hamann, one of our independent directors, is Chief Financial Officer of Union Pacific. For many years, the Company has sold rail to Union Pacific and purchased transportation services from Union Pacific. In 2024, Union Pacific paid the Company approximately $27 million for rail purchases and the Company paid Union Pacific approximately $75 million for transportation services. These transactions were made on market terms and accounted for less than 0.5% of each company’s revenues. We believe that all of the transactions described above are on terms no less favorable to us than could be obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our non-employee directors and our executive officers to file with the SEC initial reports of beneficial ownership of the Company’s common stock and other equity securities or derivatives as well as reports of changes in beneficial ownership. These persons are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Exchange Act filing requirements with respect to 2024 were met, except for an amended Form 3, regarding Mr. Poinsatte’s leadership appointment to Senior Vice President of Steel Dynamics. The initial Form 3 was filed timely but required an amendment to correct his initial holdings.

28	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Compensation Committee Interlocks and Insider Participation

None of our current or former officers or employees or any current or former officers or employees of our subsidiaries, served as a member of the Compensation Committee during 2024. Moreover, during 2024 (a) none of our executive officers served on the compensation committee of another entity, any of whose executive officers served on our Compensation Committee, and (b) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

Shareholder Nominations

The Corporate Governance and Nominating Committee will consider suggestions from shareholders for potential director nominees. In order to provide the Committee sufficient time to evaluate proposed nominees, a shareholder desiring to recommend a proposed nominee for consideration by the Committee, for nomination at the 2026 Annual Meeting, should send any such recommendation to Steel Dynamics, Inc., Attention: Chief Financial Officer and Corporate Secretary, Theresa E. Wagler, 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than November 28, 2025, who will then forward it to the Committee. Any such recommendation should include a description of the proposed nominee’s qualifications for Board service, the proposed nominee’s written consent to be considered for nomination and to serve if nominated and elected, stock ownership information, including date or dates of purchase, the proposed nominee’s resume, information regarding any relationship, as well as any understandings between the proposing shareholder, the proposed nominee, and any other person or organization regarding the proposed nominee’s board service, if elected, and the addresses and telephone numbers for contacting the shareholder and/or the proposed nominee for more information.

Under our Bylaws, written notice of shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Section 3.16 of our Bylaws must be delivered to the Company’s Chief Financial Officer no later than 120 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a nomination considered at the 2026 Annual Meeting and included in the Company’s proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed nominee) to the Company’s Chief Financial Officer between November 26, 2025 and December 26, 2025.

To comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 no later than February 26, 2026. If the date of the 2026 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2026 Annual Meeting.

Under our Bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Shareholders who intend to present a nomination at our 2026 Annual Meeting are required to notify the Secretary of the Company in writing and provide the information described in our Bylaws no later than 60 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a nomination considered at the 2026 Annual Meeting and not included in the Company’s proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed nominee) to the Company’s Secretary between December 26, 2025 and February 26, 2026. Director nominees submitted through this process will be eligible for election at the 2026 Annual Meeting but will not be included in proxy materials sent to shareholders prior to the meeting.

Steel Dynamics, Inc. | 2025 Proxy Statement	29

Shareholder Proposals for 2026

Any shareholder satisfying the requirements of Exchange Act Rule 14a-8 and wishing to submit a proposal for inclusion in our proxy statement for our 2026 Annual Meeting must submit the proposal in writing to the attention of our Chief Financial Officer, Theresa E. Wagler, at 7575 West Jefferson Blvd., Fort Wayne, Indiana 46804, no later than November 28, 2025. Exchange Act Rule 14a-8 contains detailed eligibility and procedural requirements for determining whether you will be permitted to submit your proposal and have it included in the proxy statement. These include requirements regarding the minimum market value of the shares you hold, the length of time you have held those shares, and the applicable deadline for submitting the proposal.

In addition, if a shareholder does not submit a timely or otherwise qualifying proposal for inclusion in 2026’s Annual Meeting Proxy Statement but may still wish to make a business proposal at that meeting for consideration at the meeting, other than a nomination for director which is described above, will be required to have delivered written notice to the Company’s Secretary and provide the information described in Section 2.1(b) of our Bylaws no later than 60 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible shareholder who wishes to have a shareholder proposal considered at the 2026 Annual Meeting and not included in the Company’s proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposal) to the Company’s Secretary between December 26, 2025 and February 26, 2026. Were such a proposal to be made at next year’s Annual Meeting, a proxy granted by a shareholder prior to next year’s Annual Meeting will be deemed to have given discretionary authority to the proxies to vote that individual’s shares on any matter so introduced at next year’s Annual Meeting.

30	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Proposal #1	Election of Directors

Our shareholders will be asked to elect nine directors at the 2025 Annual Meeting.

The nine individuals listed below are incumbent members of our Board and were elected at the 2024 Annual Meeting. As a result of the ongoing director performance review by the Corporate Governance and Nominating Committee (see “Director Nomination Process”), each incumbent Board member’s service and performance as a director during 2024 was evaluated by the Corporate Governance and Nominating Committee and was determined to have met all expectations for continued Board membership. The Committee determined that it would be in the best interest of the Company that each director, whom has expressed his or her willingness to continue to serve, should continue to do so. Accordingly, nine director candidates, having indicated their willingness to stand for election for an additional one-year term, were recommended for nomination by the Committee and subsequently approved by the full Board, and are hereby nominated for election to the Board.

Each director, if elected, will serve until our 2026 Annual Meeting, or until a qualified successor director has been elected. All but Messrs. Millett and Teets are, and expect to continue to be, independent directors. In the event that any nominee at the time of the election is unable to serve or is otherwise unavailable for election, the Board, upon recommendation of the Corporate Governance and Nominating Committee, may select a substitute nominee. In that event, the individuals named in the enclosed proxy intend to vote the proxy for the individual so selected. We do not anticipate that any nominee will be unable to serve.

In addition, the Board has also reviewed all transactions during 2024 between Steel Dynamics, Inc. or any of its subsidiaries or affiliates, and companies or entities in which a director or a family member or affiliate might have owned any interest, for the purpose of ensuring that such transactions, if any, were approved in accordance with our “Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons”, and, further, for the purpose of determining whether any of such transactions impacted the independence of any director. The Board has affirmatively determined that none of the independent directors is an officer or employee of the Company, or any of our subsidiaries, and none of such persons have any relationships which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship or impact that person’s independence.

The Board of Directors recommends a vote “FOR” each of the following nominees

Steel Dynamics, Inc. | 2025 Proxy Statement	31

Information Concerning Experience, Qualifications, Attributes, and Skills of the Director Nominees and Other Executive Officers

Mark D. Millett, Co-Founder, Chairman, and Chief Executive Officer

Director Since 1993 | Age 65

Outside Public Company Directorships None

Committees None

Education Bachelor’s degree in Metallurgy from the University of Surrey in England (1981)

Key Qualifications Mr. Millett brings to the Board strong leadership and industry experience having co-founded the Company and led the Company as its President and CEO since January 2012, through a period of tremendous long-term strategic growth and value creation. During Mr. Millett’s tenure as CEO, the Company’s common stock has appreciated over 750%. His experience as a seasoned public company CEO, coupled with his steel industry experience and his operational, commercial, cultural, and strategic expertise, are valuable assets to the Board.

Professional Background Mr. Millett co-founded the Company in 1993. Mr. Millett has been our Board Chair since May 2021 and has been our Chief Executive Officer since January 2012. Prior to that, he has held various positions within the Company, including President and Chief Operating Officer, Executive Vice President of Metals Recycling and Ferrous Resources, and Executive Vice President of Flat Roll Operations. Mr. Millett was responsible for the design, construction, and start-up operation of all of our steel mills, including our Butler, Indiana flat roll, melting, and casting operations. Mr. Millett is a Past Chairman of the Steel Manufacturers Association (SMA). In 2019, Mr. Millett was named the recipient of the James F. Collins Achievement in Advocacy Award by the SMA. In 2014 and 2022, Mr. Millett was named Steelmaker of the Year by the Association for Iron & Steel Technology. In 2024, Mr. Millett received the Willy Korf / Ken Iverson Steel Vision Award for his significant contributions to the steel industry while promoting goodwill and integrity.

Sheree L. Bargabos, Director

Director Since 2018 | Age 69

Outside Public Company Directorships None (formerly director of PGT Innovations, Inc. from 2016 to 2024)

Committees Audit Committee and Compensation Committee Member

Education Bachelor of Science degree in Chemistry from McGill University in Montreal, Quebec, Canada and an MBA from Babson College in Wellesley, Massachusetts

Key Qualifications Among numerous strong leadership characteristics, Ms. Bargabos brings a strong background in industrial operations, safety practices, commercial platforms, employee matters, and operational excellence to our Board.

Professional Background Retired. Ms. Bargabos served from 2002 through 2012 as the President of the Roofing and Asphalt Division of Owens Corning, a global manufacturer of composites and building materials. In her capacity as President, Ms. Bargabos was responsible for the $2 billion roofing and asphalt business segment, managing 2,000 employees across 14 manufacturing locations. From 2013 through her retirement in 2015, Ms. Bargabos assumed the role of Vice President, Customer Experience, Roofing, helping to facilitate the successful transition of her successor, among other responsibilities.

32	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Kenneth W. Cornew, Lead Independent Director

Director Since 2016 | Age 60

Outside Public Company Directorships None

Committees Corporate Governance and Nominating Committee Member and Compensation Committee Chair

Education Bachelor of Science degree in Electrical Engineering from Rutgers University (1987) and an MBA from Drexel University (1995)

Key Qualifications Mr. Cornew brings to the Board a comprehensive understanding and experience in power operations, commodity cycles, commercial expertise, strategic growth, mergers and acquisitions, safety, and process improvement. He also brings an extensive knowledge and understanding of public company governance and regulatory matters.

Professional Background Retired. Mr. Cornew served from 2013 through early 2021 as Senior Executive Vice President and Chief Commercial Officer of Exelon Corporation and President and CEO of Exelon Generation. Mr. Cornew was responsible for the operations of Exelon’s nuclear, fossil, and renewable fleets, as well as the commercial and retail businesses of Constellation. In 1990 Mr. Cornew joined Exelon where, throughout his career, he was instrumental in establishing and growing the company’s competitive energy business. Prior to joining Exelon, Mr. Cornew worked for PJM Interconnection, a regional transmission organization and part of the U.S. Eastern Interconnection Grid serving several states in the Mid-Atlantic and Mid-West regions. Mr. Cornew was a leader in advocacy for the industry and served on the Board of Directors of the Electric Power Research Institute whose focus is research and development relating to the generation, delivery and use of electricity. Mr. Cornew previously served on the Industry Advisory Board for Rutgers School of Engineering, the Advisory Board of FM Global Washington/Philadelphia, and the Board of Trustees for the Living Classrooms Foundation.

Traci M. Dolan, Director

Director Since 2012 | Age 67

Outside Public Company Directorships None

Committees Audit Committee Chair and Corporate Governance and Nominating Committee Member

Education Bachelor of Science Degree in Business from Indiana University (1981)

Key Qualifications Ms. Dolan brings to the Board a comprehensive knowledge of accounting, finance and financial management, as well as experience in managing and overseeing regulatory compliances in the areas of executive compensation and risk management involving public companies. Her background also brings an understanding of information technology and cybersecurity risk to the Board to help ensure proper risk oversight.

Professional Background Retired. Ms. Dolan served for ten years (2004  —  2014) with ExactTarget, Inc., a salesforce.com company, which provides global cross-channel interactive marketing software-as-a-service. From July 2011 to February 2014, she served as Chief Administrative Officer and Corporate Secretary, responsible for human resources, executive compensation, legal and corporate governance, real estate, risk management, and shareholder relations. Prior to this, she served as principal financial officer responsible for all financial and administrative functions, including financial and strategic planning, accounting, tax and treasury functions, among other responsibilities.

Steel Dynamics, Inc. | 2025 Proxy Statement	33

Jennifer L. Hamann, Director

Director Since 2023 | Age 57

Outside Public Company Directorships None

Committees Audit Committee and Corporate Governance and Nominating Committee Member

Education Bachelor of Science Degree in Finance and an MBA from the University of Nebraska at Omaha

Key Qualifications Among numerous strong leadership characteristics, financial expertise, and logistics expertise, Ms. Hamann brings a diversified background to the Board. Additionally, she has extensive knowledge of business and regulations within Mexico based on her participation on a Union Pacific Mexican joint venture board.

Professional Background From 2020 through present, Ms. Hamann has served as the executive vice president and chief financial officer of Union Pacific Corporation (“Union Pacific”), a large publicly traded company. Union Pacific employs nearly 33,000 individuals and provides critical service in the global supply chain by linking 23 U.S. states by rail. Additionally, Union Pacific is the only railroad serving all six major transportation Mexican gateways. Ms. Hamann has been employed by Union Pacific for over 30 years, including recently as Senior Vice President of Finance (April 2019  —  December 2019) and Vice President of Planning & Analysis (October 2017  —  March 2019), gaining significant cross-functional leadership experiences in areas such as, supply chain, capital planning and analysis, debt and equity capital markets, marketing and sales, investor relations, audit, human resources, and corporate strategy.

Bradley S. Seaman, Director

Director Since 2013 | Age 65

Outside Public Company Directorships None (formerly Chairman of the board of CPI Card Group, Inc. from 2007 to 2023)

Committees Corporate Governance and Nominating Committee Chair and Compensation Committee Member

Education Bachelor of Science degree in Business Administration from Bowling Green State University (1982) and an MBA from the University of Dallas (1986)

Key Qualifications Mr. Seaman brings to the Board a comprehensive understanding and experience in the private equity markets, strategic initiatives, mergers and acquisitions, management experience, and corporate governance experience. He also brings an extensive knowledge and understanding of public company governance and regulatory matters.

Professional Background Mr. Seaman has been employed, since August 1999, by Parallel49 Equity, a private equity firm (successor brand of Tricor Pacific Capital) that makes control investments in lower middle market companies in the United States and Canada. From 1999 through December 2011, Mr. Seaman was Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding, and investments. Mr. Seaman was employed by the General Electric Company from 1984  —  1999 in a series of increasingly responsible positions in both GE Plastics and GE Capital.

34	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Gabriel L. Shaheen, Director

Director Since 2009 | Age 71

Outside Public Company Directorships None

Committees Audit Committee and Compensation Committee Member

Education Bachelor’s degree in Actuarial Math from the University of Michigan (1976) and a master’s degree in Actuarial Science from the University of Michigan (1977)

Key Qualifications Mr. Shaheen brings an extensive background of training, skills, and experience in the world of risk assessment and management, as well as management skills and experience in operating and supervising complex institutional relationships and major operating units of large publicly traded companies.

Professional Background Mr. Shaheen was a founding partner of Insurex, LLC in 2018, served since 2000 as President, Chief Executive Officer and a principal of GLS Capital Ventures, LLC and partner of NxtStar Ventures, LLC from 2000 through 2018, all of them providing private advisory services to both start-up and existing life insurance, annuity insurance, and other financial services organizations, as well as to entities that serve such organizations. At the end of his 23 year career at Lincoln National, Mr. Shaheen served as Chairman, President and Chief Executive Officer from 1998 through 1999, with responsibility for all of Lincoln National’s life and annuity operations throughout the United States.

Luis M. Sierra, Director

Director Since 2021 | Age 62

Outside Public Company Directorships None

Committees Audit Committee and Compensation Committee Member

Education Bachelor’s degree in Mechanical Engineering from the University of Florida, a Master’s degree in Mechanical Engineering from Georgia Institute of Technology, and an M.B.A. in Business Administration from the University of Chicago

Key Qualifications Mr. Sierra brings a strong background in industrial and international operations, commercial and organizational strategy, and financial acumen to our Board. Mr. Sierra also has worked extensively outside of the United States and is bilingual, speaking Spanish.

Professional Background Retired. From July 2020 through October 2022, Mr. Sierra served as the President and Chief Executive Officer of NOVA Chemicals Corporation, with annual 2021 revenues of $5.1 billion and a workforce of 4,000 employees and contractors. NOVA is a Canadian-based privately held company with operations in Canada and the United States, producing ethylene, polyethylene, and other chemical co-products. Prior to this time, Mr. Sierra had an over 30-year career with BP holding various leadership positions, including most recently from 2013 to 2016 as the President of BP Aromatics, Americas, Europe and Middle East, and from 2016 to 2020 as the Chief Executive Officer of BP Global Aromatics, a $5 billion global chemicals business.

Steel Dynamics, Inc. | 2025 Proxy Statement	35

Richard P. Teets, Jr., Co-Founder and Director

Director Since 1993 | Age 69

Outside Public Company Directorships None

Committees None

Education Bachelor’s degree in mechanical engineering from Lafayette College (1977) and a master’s degree in business administration from Duquesne University (1982)

Key Qualifications Mr. Teets brings to the Board strong leadership and industry experience having co-founded the Company. Mr. Teets brings to the Board a strong academic, innovative, strategic and operational background and business experience in the design, construction and operation of steel mill facilities. Additionally, he offers demonstrated leadership in organizing, planning and directing complex projects, both at the construction and operational levels.

Professional Background Retired. Mr. Teets had been our Executive Vice President for Steelmaking and President and Chief Operating Officer of Steel Operations since August 2008 through March 2016. In April 2007, Mr. Teets became an Executive Vice President, overseeing the Company’s four long-products steelmaking divisions and the steel fabrication platform. From 1998 to 2007, he managed the construction, start-up, and operation of the Structural and Rail Division and was responsible for its commercial success and growth. Prior to this, from 1993 to early 1996, Mr. Teets was responsible for the design, construction, and start-up operation of the Company’s Butler Flat Roll Division. Mr. Teets was named the Steel Advocate of the Year during 2016 by the American Metal Market. Mr. Teets served as a past president of the Association for Iron & Steel Technology (2006 – 2007) and a past chairman of the Steel Manufacturers Association. In 2017, Mr. Teets was recognized as an AIME Honorary Member.

36	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Other Named Executive Officers

Theresa E. Wagler (54) has been our Executive Vice President, Chief Financial Officer and Corporate Secretary since May 2007. Ms. Wagler joined the Steel Dynamics corporate finance team in 1998, and has held various finance and accounting positions, including Chief Accounting Officer and Vice President and Corporate Controller. She is responsible for and oversees accounting and taxation, treasury, risk management, legal, information technology and cybersecurity, human resources, decarbonization strategy, and strategic business development functions, as well as, financial planning and analysis, investor relations, and corporate communications. Ms. Wagler also has various operational responsibilities, directly overseeing several operating joint ventures. Prior to joining Steel Dynamics, Ms. Wagler was a certified public accountant with Ernst & Young LLP. She graduated cum laude from Taylor University with a bachelor’s degree in accounting and systems analysis. In addition, Ms. Wagler serves as a director, chair of the audit committee, and a member of the environmental sustainability and community committee of CF Industries Holdings, Inc., a public company, and also serves as a trustee for Trine University and director for the Metals Service Center Institute.

Barry T. Schneider (56) has been our President and Chief Operating Officer since March 2023. Mr. Schneider is responsible for the company’s steel platform, steel fabrication platform, and metals recycling platform. Before that, Mr. Schneider served as our Senior Vice President, Flat Roll Steel Group, between March 2016 and February 2023, responsible for the Company’s entire flat roll steel operations, including the Company’s three flat roll steel mills and numerous flat roll processing, coating, and distribution operations. Before that, Mr. Schneider served in various operational and leadership roles within the Company’s steel operations, including our Engineered Bar Products Division and Butler Flat Roll Division. He was also a part of the team that constructed the Company’s first steel mill in Butler, Indiana in 1994. Mr. Schneider earned a bachelor’s degree in mechanical engineering and a master of science in engineering management from Rose-Hulman Institute of Technology. He also received an Executive Certificate in Technology, Operations, and Value Chain Management from the MIT Sloan School of Management. In addition, Mr. Schneider served as past president for the Association for Iron & Steel Technology.

Christopher A. Graham (60) has been our Senior Vice President, Flat Roll Steel Group since October 2023. Mr. Graham is responsible for the Company’s entire flat roll steel operations, including three flat roll steel mills and numerous flat roll steel processing, coating, and distribution operations. Before that, Mr. Graham served as our Senior Vice President, Long Products Steel Group. In this role, Mr. Graham was responsible for the company’s four long product steel mills, along with a downstream finishing operation and the company’s copper rod manufacturing facility. Prior to that, Mr. Graham served as Senior Vice President, Downstream Manufacturing and President of New Millennium Building Systems, responsible for the company’s steel fabrication and downstream manufacturing operations, and other operational and leadership roles. Mr. Graham was also a part of the team that constructed the company’s first steel mill in Butler, Indiana in 1994. Mr. Graham earned a bachelor’s degree in business management from Western Governors University and an MBA from the University of Saint Francis. In addition, Mr. Graham completed the Harvard Advanced Management Program in 2017.

Glenn A. Pushis (59) has been our Senior Vice President, Special Projects since February 2019. Mr. Pushis is responsible for the successful design and construction of the Company’s new 650,000 metric ton state-of-the-art lower-carbon, recycled aluminum flat rolled products mill in Columbus, Mississippi with two satellite recycled aluminum slab centers in the Southwestern United States and Northcentral Mexico. From 2019 until 2022, Mr. Pushis was responsible for the successful design and construction of the Company’s new Southwest-Sinton Flat Roll Division, developed to serve the Southwestern United States and Mexico. He has extensive experience in this capacity and has been instrumental in numerous construction projects for Steel Dynamics since its founding. Prior to that, Mr. Pushis served as Senior Vice President, Long Products Steel Group, responsible for the Company’s four long product steel mills. Mr. Pushis has been with Steel Dynamics since 1994, holding various operational and leadership roles, including roles within the Engineered Bar Products Division and the Butler Flat Roll Division. He was also a part of the team that constructed the Company’s first steel mill in Butler, Indiana in 1994. Mr. Pushis earned a bachelor’s degree in mechanical engineering from Purdue University and his MBA from Indiana University. In addition, Mr. Pushis serves as President of the Association for Iron & Steel Technology Foundation.

Steel Dynamics, Inc. | 2025 Proxy Statement	37

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of the Board during 2024.

	Fees Earned or
Name (a)	Paid in Cash (b)[3]	Stock Awards (c)[4]	Total (h)
Sheree L. Bargabos	$135,000	$165,062	$300,062
Kenneth W. Cornew	195,000	165,062	360,062
Traci M. Dolan	160,000	165,062	325,062
Jennifer L. Hamann	135,000	165,062	300,062
James C. Marcuccilli[1]	135,000	165,062	300,062
Bradley S. Seaman	155,000	165,062	320,062
Gabriel L. Shaheen	135,000	165,062	300,062
Luis M. Sierra	135,000	165,062	300,062
Steven A. Sonnenberg[2]	67,500	—	67,500
Richard P. Teets, Jr.	135,000	165,062	300,062

1 Mr. Marcuccilli retired from the Board in November 2024.

2 Mr. Sonnenberg served as an independent director from January through May 2024.

3 Ms. Hamann received a DSU award for 257 shares of the Company’s common stock with a grant date fair value of $33,750 in lieu of a portion of her annual cash retainer. Mr. Marcuccilli received a DSU award for 155 shares of the Company’s common stock with a grant date fair value of $20,250 in lieu of a portion of his annual cash retainer. Mr. Sierra received a DSU award for 1,042 shares of the Company’s common stock with a grant date fair value of $135,000 in lieu of his annual cash retainer.

4 The amounts reported in this column represent the grant date fair value of the DSU awards granted under the 2023 Plan. The DSU awards with an award value of $165,062 were each for 1,233 shares of the Company’s common stock on the basis of the Nasdaq closing market price for the Company’s common stock on the last business day prior to June 1, 2024. Each 2024 DSU award vested in full on the grant date, subject only to the particular deferred settlement date elected in advance by the director for settlement of his or her DSU award into shares of the Company’s common stock on a one-for-one basis.

Other than as set forth in the table, we did not pay any other compensation or make any equity or non-equity awards to any of the non-employee members of the Board. Mr. Millett, who is our Chairman and Chief Executive Officer, received no compensation for his service as a director or as Chairman of the Board and, consequently, is not included in the table.

38	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Cash Compensation

For 2024, the standard cash compensation retainer for the non-employee members of the Board, as well as any additional cash received for respective committee chairs, were as follows:

	Annual	Committee
	Retainers	Chair
Non-employee Director	$135,000
Lead Independent Director	175,000
Audit Committee		$25,000
Compensation Committee		20,000
Corporate Governance and Nominating Committee		20,000

Non-employee members of the Board may elect to defer up to 100% of their annual cash retainer relating to their Board service, in increments of 10%, in the form of additional deferred stock units (“DSU”), as further described below under “Equity Compensation.” The actual number of DSUs is determined by dividing the dollar amount of the board service cash retainer amount that is the subject of the election by the closing price of the Company’s common stock at the close of business on the last business day preceding the date of the elected cash retainer payment. This deferral election must be made prior to December 31 of the calendar year preceding the year for which the deferral election is made and to elect, in advance, the desired deferral period, specifically, for a period of either one year, or the earlier to occur of five years or one year following his or her retirement from the Board.

Equity Compensation

Non-employee members of the Board also receive an annual equity award, in the form of DSUs. In 2024, these director DSU awards each had a grant date fair value of $165,062. The grant is made annually, as of June 1, and the number of DSUs is determined by a formula, set forth in the Steel Dynamics, Inc. 2023 Equity Incentive Plan (“2023 Plan”), under which the equity portion of the annual Board service retainer is divided by the closing price of the Company’s common stock at the close of business on the last business day preceding June 1, to arrive at the specified number of DSUs. Each DSU is a book-entry award expressed in common stock equivalent units and ultimately settled at the end of the deferral period in a like number of shares of the Company’s common stock.

Equity Ownership Policy for Directors

We maintain an equity ownership policy for the non-employee members of the Board. Under this policy, each non-employee member of the Board is required to own and hold shares of the Company’s common stock equal to at least five times his or her annual cash retainer, currently $135,000, for an aggregate of $675,000. We review compliance with this policy annually and require each non-employee member of the Board to meet his or her respective equity ownership requirement within five years of joining the Board. We believe that each of the non-employee members of the Board either has satisfied, or will satisfy, this requirement on a timely basis. Our Board members own 5.6% of our outstanding common stock.

Steel Dynamics, Inc. | 2025 Proxy Statement	39

Security Ownership of Directors and Executive Officers

The following table shows how much of the Company’s common stock the directors and the Named Executive Officers, and all directors and executive officers, as a group, beneficially owned as of March 6, 2025. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.

	Amount and
	Nature of	Percent
	Beneficial Ownership	of Class[1]
Name of Beneficial Owner
Mark D. Millett	2,981,374	2.0%
Theresa E. Wagler	462,261	0.3%
Barry T. Schneider	213,049	0.1%
Christopher A. Graham	63,190	0.0%
Glenn A. Pushis	124,711	0.1%
Directors
Sheree L. Bargabos	23,625	0.0%
Kenneth W. Cornew	34,767	0.0%
Traci M. Dolan	57,910	0.0%
Jennifer L. Hamann	2,420	0.0%
Bradley S. Seaman	48,500	0.0%
Gabriel L. Shaheen	81,330	0.1%
Luis M. Sierra	8,955	0.0%
Richard P. Teets, Jr.[2]	5,143,895	3.4%

Directors and Executive Officers as a Group (17 persons)	9,499,196	6.3%

1 Assumes exercise of all stock options currently exercisable or exercisable within 60 days (of which there are none).

2 Mr. Teets’ ownership includes 93,119 shares of the Company’s common stock owned by Mr. Teets’ spouse.

40	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Security Ownership of Certain Beneficial Owners

At December 31, 2024, based upon filings with the SEC, and based upon a total of 151,117,153 shares issued and outstanding at that time, the following persons owned more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group[1] 100 Vanguard Blvd. Malvern, PA 19355	18,282,121	12.1%
BlackRock Inc.[2] 50 Hudson Yards New York, NY 10001	11,907,020	7.9%

1 Share amounts are based on a Form 13F filed with the SEC on February 11, 2025, reporting beneficial ownership as of December 31, 2024, which indicates that The Vanguard Group has shared voting power of 186,512 of the shares shown, sole dispositive power of 17,623,251 of the shares shown and shared dispositive power of 658,870 of the shares shown.

2 Share amounts are based on a Schedule 13G/A filed with the SEC on February 5, 2025, reporting beneficial ownership as of December 31, 2024, which indicates that BlackRock, Inc. has sole voting power of 10,603,569 of the shares shown and sole dispositive power of 11,907,020 of the shares shown.

Policy Regarding Insider Trading and Certain Prohibited Transactions

We have adopted a Policy Regarding Insider Trading and Certain Prohibited Transactions governing the purchase, sale, and other dispositions of our securities by our directors, officers, and employees, and by the Company, which we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations and listing standards applicable to the Company. Our Policy Regarding Insider Trading and Certain Prohibited Transactions has been filed as Exhibit 19.1 to our Annual Report on Form 10-K.

Steel Dynamics, Inc. | 2025 Proxy Statement	41

Proposal #2	Ratification of the Appointment of Independent Registered Public Accounting Firm as Auditors

In accordance with the provisions of the Sarbanes Oxley Act of 2002, the Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm, to conduct our annual audit for the year 2025. Although not legally required, but in accordance with established policy, we are submitting this appointment to shareholders for ratification. In the event the appointment is not ratified, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change mid-year. However, any such vote would be considered in connection with our deliberation of the appointment of an independent registered public accounting firm for 2026.

Ernst & Young conducted our annual audit for 2024, and representatives of Ernst & Young will be present and will be available at the Annual Meeting to respond to questions from shareholders, and, if the representatives desire, will have an opportunity to make a statement.

The Board of Directors recommends a vote “FOR” the approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.

Audit and Non-Audit Fees

The following table presents fees for services rendered by Ernst & Young, as the Company’s independent registered public accounting firm, for the years ended December 31, 2023 and 2024.

	2023	2024
Audit Fees	$3,494,000	$4,464,000
Audit Related Fees	—	—
Tax Fees	54,000	153,000
All Other Fees	—	—
	$3,548,000	$4,617,000

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent registered public accounting firm. The policy contemplates a general pre-approval for all audit, audit related, tax, and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent registered public accounting firm, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance of service.

42	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Prior to engagement, the Audit Committee will pre-approve the following categories of services:

■

Audit fees include fees for (1) services rendered in connection with the audit of the Company’s consolidated financial statements included in its annual Form 10-K and reviews of financial statements included in the quarterly Forms 10-Q; and (2) the review of internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Such work also includes, but is not limited to, fees for the review of the Company’s valuation of business combinations, accounting consultations on matters addressed during the audit including implementation of new accounting standards, services rendered in connection with comfort letters, statutory audits or other audits of subsidiaries, and services associated with statutory or regulatory filings or engagements, including SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings.

■

Tax fees include fees related to services performed by the independent registered public accounting firm tax personnel, except those services specifically related to the financial statements which are included in audit fees, and included tax advisory and compliance fees (including assistance with tax audits and appeals, tax compliance related to tax returns, tax advice relating to mergers and acquisitions, indirect tax matters, due diligence assistance regarding tax matters, and transfer pricing studies.)

Applicable SEC rules and the Audit Committee’s pre-approval policy permits the delegation of pre-approval authority for services not covered by the Audit Committee’s general pre-approval to the Chair of the Audit Committee.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Committee and approved by the Board and is posted on the Company’s website at www.steeldynamics.com under “Investors  —   Governance  —Governance Documents.” The charter is reviewed at least annually and updated as necessary. The Audit Committee is comprised of seven non-employee independent directors, each of whom met the definition of “audit committee financial expert.”

Among its other responsibilities, summarized in this Proxy Statement under “Governance of the Company  —The Audit Committee,” the Audit Committee oversees:

■

The quality and integrity of our audited financial statements, accounting and financial reporting processes, and our systems of internal control over financial reporting, as well as for safeguarding of our assets;

■	The appointment and oversight of our external independent registered public accounting firm, including review of their qualifications, independence and performance;
■

Together with the Board, reviews the Company’s risk management process, system and controls, including risks related to the financial reporting process, credit risk, liquidity risk and other market risks. Additionally, the Audit Committee is responsible for monitoring the cybersecurity risks facing the Company including the mitigation plans which the senior leadership team has put in place to limit potential exposures;

■	Our compliance with legal and regulatory requirements;
■	The performance of our internal audit staff and internal audit function; and
■	Our guidelines and policies with respect to risk assessment and risk management.

Steel Dynamics, Inc. | 2025 Proxy Statement	43

Roles and Responsibilities

Management, our independent registered public accounting firm, and the Audit Committee each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control, and has delivered its opinion on the effectiveness of its controls.

Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with generally accepted accounting principles in the United States. In addition, Ernst & Young is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee reviewed and discussed with the independent registered public accounting firm the assessment of the critical audit matter.

Oversight and Assessment of the Independent Registered Public Accounting Firm

The Audit Committee selects and appoints our independent registered public accounting firm, reviews the performance of the independent registered public accounting firm in the annual audit and in assignments unrelated to the audit, and reviews and approves the fees. Ernst & Young has been Steel Dynamics’ independent registered public accounting firm since 1999 with the Lead Audit Partner since 2022. In addition to its ongoing annual performance evaluation, the Audit Committee also considers the impact, if any, of auditor tenure when assessing whether to retain Ernst & Young. The Audit Committee approved the selection and engaged the services of Ernst & Young as our independent registered public accounting firm for the Company’s fiscal year ended December 31, 2024, after employing its annual quality and review process described below.

In 2024, the Audit Committee, with assistance from management, conducted a formal performance appraisal of Ernst & Young, soliciting the opinions of the Audit Committee, internal audit, senior leadership and other relevant Company employees. In determining whether to appoint Ernst & Young as Steel Dynamics’ independent registered public accounting firm for 2025, the Audit Committee took into consideration a number of factors, including the frankness and quality of the Audit Committee’s ongoing discussions with our auditor, the auditor’s independence, appropriateness of fees, and the assessment of the professional qualifications and past performance of both Ernst & Young as a whole and the Lead Audit Partner. The results assessed Ernst & Young’s performance to have met all expectations. In that regard, the Audit Committee recommends engaging Ernst & Young as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025. The Audit Committee believes the choice of Ernst & Young is in best interest of Steel Dynamics and its shareholders.

44	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Required Disclosures and Discussions

In connection with the December 31, 2024 audited consolidated financial statements, the Audit Committee:

■	Met with Ernst & Young eight times with management present and four times without management present.
■

Discussed with Ernst & Young the matters required to be discussed in Auditing Standard No. 16 (Communication with Audit Committees), issued by the Public Company Accounting Oversight Board (United States) (“PCAOB”), now codified as AS No. 1301, as well as Auditing Standard No. 18 (Related Parties).

■

Received and reviewed the written disclosures and the letter from Ernst & Young required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with the auditors their independence.

■

Reviewed and discussed with management and with Ernst & Young management’s report on Steel Dynamics’ internal control over financial reporting and Ernst & Young’s report on the effectiveness of Steel Dynamics’ internal control over financial reporting and the assessment of the critical audit matter identified by Ernst & Young.

■

Discussed whether the provision of services by Ernst & Young and the fees paid to them for services not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young’s independence.

Recommendation to Include the Financial Statements in the Annual Report

Based upon the Audit Committee’s discussions with senior leadership and our independent registered public accounting firm, and the Audit Committee’s review of the audited financial statements, the representations of management and the report of our independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Audit Committee

Traci M. Dolan, Chair

Sheree L. Bargabos, Member

Jennifer L. Hamann, Member

Gabriel L. Shaheen, Member

Luis M. Sierra, Member

March 13, 2025

Steel Dynamics, Inc. | 2025 Proxy Statement	45

Executive Compensation and
Related Information

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our compensation program for our Named Executive Officers (our “NEOs”). It also provides an overview of our executive compensation philosophy, policies and practices, which are designed to achieve our financial, operational and strategic business objectives. For 2024, our NEO’s were:

Name	Position
Mr. Mark Millett	Co-founder, Chairman and Chief Executive Officer
Ms. Theresa Wagler	Executive Vice President, Chief Financial Officer and Corporate Secretary
Mr. Barry Schneider	President and Chief Operating Officer
Mr. Christopher Graham	Senior Vice President, Flat Roll Steel Group
Mr. Glenn Pushis	Senior Vice President, Special Projects

Executive Summary

2024 Business Overview

Our commitment is to the health, safety and well-being of our teams, families, and communities while meeting the current and future needs of our customers. Our culture and our business model positively differentiate our company and performance. We are in a place of strength. Some of our more notable performance highlights for 2024 include:

■	Second highest annual steel shipments of 12.7 million tons
■	Net sales of $17.5 billion, operating income of $1.9 billion, and net income of $1.5 billion
■	Strong liquidity of $2.2 billion as of December 31, 2024
■	Share repurchases of $1.2 billion of the company’s common stock, representing six percent of its outstanding shares
■	Strong after-tax return-on-invested capital of 23 percent for the three-year period ended December 31, 2024

We believe that our business model and unique operating culture generate strong cash flow through all market cycles  —  based on the low, highly-variable cost structure of our operations, our highly diversified, value-added product offerings, and customer supply-chain solutions. The strength of our through-cycle cash generation coupled with a strong capital structure foundation provides the opportunity for continued organic and transactional growth while also providing strong shareholder distributions. We are squarely focused on the continuation of long-term value creation.

2024 Shareholder Engagement and Say-on-Pay

At our 2024 Annual Meeting, we conducted a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Our shareholders approved our NEOs’ compensation with 92% of the votes cast on the proposal voting in favor of our executive compensation program.

46	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Based on strong say-on-pay support and in combination with feedback from our shareholder engagement efforts, the Compensation Committee has retained the program’s emphasis on both short-term annual performance-based incentives that reward our NEOs when we meet certain profitability hurdles and long-term performance-based incentive compensation opportunities that promote the creation of sustainable long-term value for our shareholders.

Strong Compensation Best Practices

We are committed to sound compensation practices that encourage a long-term focus on value creation and sustainable use of our resources. Our executive compensation structure is strongly supported by our shareholders with 92% voting in favor during our say-on-pay vote in 2024. The following items highlight our program:

✓	Highly levered companywide performance-based compensation
✓	Annual say-on-pay vote
✓	Robust stock ownership requirements for all executive officers
✓	Clawback policy regarding executive compensation
✓	“Double-trigger” change-in-control payments and benefits
✓	No excise tax gross ups
✓	Prohibit hedging and a severe limitation of pledging of Company stock
✓	Independent compensation consultant retained by the Compensation Committee
✓	Annual compensation risk assessment by the Compensation Committee
✓	Caps on individual payouts for each performance award
✓	No repricing or backdating of stock options
✓	No guaranteed incentive bonus payments

2024 Executive Compensation Decisions

As in prior years, the Compensation Committee made no adjustments to the pre-established metrics or performance measures of any award for 2024.

The following highlights the key compensation decisions made by the Compensation Committee in 2024:

■	Did not increase Mr. Millett’s annual base salary, per his request, but increased the annual base salaries of our other NEOs by an average of 5%;
■

Approved the Annual Incentive Compensation Plan’s (“Annual Plan”) formula-based compensation award for Mr. Millett equal to the maximum award of 350% of his annual base salary, and likewise approved annual incentive compensation awards for our other NEOs ranging from 250% to 350% of their annual base salaries, based on strong 2024 results for the company as a whole and at our operating platforms;

■

Approved three-year performance share awards (for the period from 2024 to 2026) under our Long-Term Incentive Plan (“LTIP”) for Mr. Millett, having a target grant date fair value of $2,598,750, and for our other NEOs, having target grant date fair values ranging from $1,005,000 to $1,548,750; and

■

Approved restricted stock unit (“RSU”) awards for Mr. Millett with grant date fair values of $2,405,745, and RSU awards for our other NEOs with grant date fair values ranging from $818,292 to $1,154,462.

Steel Dynamics, Inc. | 2025 Proxy Statement	47

What Drives our Program

Compensation Philosophy and Objectives

Our executive compensation program reflects a continuation of the team-oriented entrepreneurial culture upon which the Company was founded and that has contributed to our success. While the type of executive we seek to attract and retain might have the opportunity to work elsewhere at a higher base salary, we believe that he or she will want to work for us because of the opportunity to earn a higher multiple of that base salary in years in which his or her efforts have contributed to a substantially more profitable year for the Company, our team members and our shareholders. Fundamental to this philosophy is the recognition of the central role that teamwork, collaboration, and transparency play in the achievement of superior financial and operational performance, under all market conditions, both at the executive and operating levels. This philosophy is reflected at every level of the Company, from our colleagues on the plant floor to corporate and operational senior leaders.

Both our annual and long-term incentive compensation award opportunities have a common objective and intentional “pay-for-performance” design. Each program rewards one or more elements important to the interests of the Company, our teams, and our shareholders. Our executive compensation program contains a significant majority of compensation “at risk” and aligns with shareholder interests with clear, objective return metrics that over the long-term drive value creation.

Compensation Design Principles and Elements of Pay

Our philosophy drives the following compensation design principles:

■

base salary is fixed, payable in cash, and generally set at or below the competitive market, yet, when combined with the potential from our highly-levered annual incentive compensation plan, aspires to be sufficiently competitive to attract and retain the type of entrepreneurial executives we seek;

■

annual incentive compensation should be awarded only after earnings first exceed certain threshold levels established by the Compensation Committee and designed to initially provide a minimum return to shareholders, with annual incentive compensation awards dependent upon additional earnings beyond such threshold levels, capped, however, at pre-established multiples of base salary;

■

long-term incentive compensation should be predominantly performance-based, including awards linked to shareholder returns and with awards measured by how our executives have performed relative to our steel sector competitors over a multi-year period, based on pre-established key financial and operational measures;

■	our executive compensation program should appropriately balance the use of both absolute and relative performance measures for incentive compensation;
■	rewards for exemplary individual effort and performance over time should generally be expressed through annual increases in the level of base salary; and
■	total direct compensation across all market conditions should be market competitive when Company performance so merits, but below market norms when that performance lags.

When compared to our steel competitors (as we do in our LTIP), we continue to achieve best-in-class operating and financial performance. Our CEO’s total target compensation remains below the 25th percentile of the chief executive officers of the companies included in our compensation peer group.

48	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Pay Mix

The following charts illustrate the 2024 target total direct compensation mix of our Chief Executive Officer and the average for our other NEOs as approved by the Compensation Committee:

The Decision-Making Process

Role of the Compensation Committee

The Compensation Committee has responsibility for the development, implementation, monitoring, and oversight of our executive compensation program, as well as responsibility for ensuring that our compensation plans and programs remain consistent with our compensation philosophy. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent compensation consultant and leadership to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee annually evaluates and establishes the compensation of our Chief Executive Officer and, with the input of our Chief Executive Officer, the compensation of our other executive officers, including our other NEOs; evaluates and establishes the compensation for the non-employee members of the Board; and reviews and approves all cash and equity-based incentive plans and awards under such plans. Further details of the Compensation Committee’s authority and responsibilities are specified in its charter available on our website at www.steeldynamics.com under “Investors — Governance — Governance Documents.”

The Compensation Committee meets throughout the year to perform its duties and responsibilities. During 2024, the Compensation Committee held five meetings. From time to time, the Compensation Committee may invite our Chief Executive Officer and Board Chair or other executive officers to attend and participate in portions of its meetings, but only Compensation Committee members are present during compensation-related decision-making.

Role of Our Chief Executive Officer

Our Chief Executive Officer supports the work of the Compensation Committee by providing necessary background information and updates on the operations of the Company and the performance of each of our executive officers. Our Chief Executive Officer recommends adjustments to the base salaries, target annual incentive compensation award opportunities, and long-term incentive awards of our executive officers, including our NEOs. He also provides the Compensation Committee with an annual performance evaluation of each executive officer.

The Compensation Committee receives a recommendation from our Chief Executive Officer as to any proposed adjustment to his own compensation, as well as a self-assessment of his performance for the year under review. However, the Compensation Committee evaluates the performance of our Chief Executive Officer based on the full Board assessment and input, and exercises its judgment as to whether, and to what extent, to adjust his compensation levels and whether to adjust the compensation levels of any of our executive officers.

Steel Dynamics, Inc. | 2025 Proxy Statement	49

Role of Compensation Consultant

The Compensation Committee has authority to engage the services of compensation consultants or other advisors, at the Company’s expense, as it deems necessary or appropriate in the discharge of its duties and responsibilities. For 2024, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), as its independent compensation consultant. Pearl Meyer was engaged to support the Compensation Committee’s efforts to provide expertise on competitive pay practices, regulatory trends, program design, and an objective assessment of any inherent risks of any programs.

Pearl Meyer reports directly to the Compensation Committee. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Pearl Meyer attend meetings of the Committee and communicate with the Committee Chair and with management as circumstances warrant. However, all decisions regarding the compensation of our executive officers were made by the Compensation Committee. The Compensation Committee assessed the independence of Pearl Meyer considering, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable Nasdaq Listing Rules and concluded that Pearl Meyer meets all applicable independence criteria, and that there were no conflicts of interest with respect to the work that Pearl Meyer performed for the Compensation Committee.

Use of Competitive Data

To monitor the competitiveness of our executive officers’ compensation, the Compensation Committee uses a compensation peer group which reflects the pay of executives in comparable positions at similarly sized companies. This compensation peer group is composed of a cross-section of direct steel competitors as well as companies in related industrial or materials sectors. The Compensation Committee reviews the appropriateness of the compensation peer group annually.

For the purposes of setting 2024 compensation, the Compensation Committee conducted an in-depth assessment of potential comparators to evaluate the degree to which the current peer companies have kept pace with the Company’s size, scope, and market focus. The Compensation Committee also took into consideration the broader marketplace to consider whether appropriate and relevant additions and removals from the current peer companies were needed. For our 2024 compensation decisions, the Compensation Committee made no changes to the compensation peer group.

The Compensation Committee used the following compensation peer group as a reference during its compensation deliberations in 2024:

■	AGCO Corporation	■	Newmont Corporation
■	Alcoa Corporation	■	Nucor Corporation
■	Cleveland-Cliffs Inc.	■	PACCAR Inc
■	Commercial Metals Company	■	Parker-Hannifan Corporation
■	Cummins, Inc.	■	Reliance, Inc.
■	Freeport-McMoRan Inc.	■	United States Steel Corporation
■	Illinois Tool Works Inc.

We do not believe that it is appropriate to make compensation decisions based strictly upon any type of benchmarking to a peer or other representative group of companies. However, the Compensation Committee does believe that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace to attract and retain executive talent. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation components and of our overall executive compensation program. Peer group information is only one of a number of factors that the Compensation Committee considers in making its decisions with respect to the compensation of our executive officers.

50	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2024 Executive Compensation Program in Detail

The following describes each component of our executive compensation program and how compensation amounts were determined for our NEOs for 2024.

Base Salary

We use base salaries to provide an essential level of compensation we believe is necessary to recruit and retain the type of entrepreneurial executives we seek to attract, and who are willing to accept such base-level compensation in challenging market conditions, even in situations in which their individual and collective efforts and performance has been outstanding.

The Compensation Committee, in the course of its annual performance review process, considers each executive officer’s position, responsibilities and duties, as well as his or her experience, qualifications, and performance, for purposes of determining whether to adjust his or her base salary. Base salary adjustments are also influenced by the Compensation Committee’s analyses of the base salary levels for executives in comparable positions in the competitive marketplace.

In February 2024, the Compensation Committee reviewed the base salaries of our NEOs, taking into consideration the factors described above in addition to the recommendation of our Chief Executive Officer. The Compensation Committee made the following changes to our NEO’s base salaries:

	2023	2024	Change
Mr. Millett	$1,485,000	$1,485,000	—%
Ms. Wagler	775,000	805,000	4%
Mr. Schneider	850,000	885,000	4%
Mr. Graham	615,000	670,000	9%
Mr. Pushis	640,000	670,000	5%

Annual Incentive Compensation Plan (AIP)

Consistent with our compensation philosophy, the majority of the annual compensation opportunity for our NEOs is provided through objectively-determined Company and divisional performance-based incentive compensation awards under the Annual Plan. The Annual Plan has a short-term focus, consistent with our objective of providing annualized incentive compensation linked to Company and/or business unit profits above a pre-established minimum threshold.

In 2024, a broad group of individuals, including but not limited to our NEOs, were eligible to participate in the Annual Plan. Each NEO, based on his or her role and responsibilities, was eligible to participate as one of the two broad categories of officers identified in the Annual Plan  —  “Corporate Executive Officer” or “Divisional Executive Officer.” This determines the amount of the maximum award that he or she is eligible to receive, and the determining factors used to calculate that award. Annual incentive compensation awards are determined on February 1 of the year following the year for which the incentive compensation is earned, based upon the Company’s audited results of operations.

The award is first paid in cash with the remainder (up to 100% of base salary for each NEO) awarded potentially in restricted stock. The number of shares of restricted stock issuable to an executive officer, if any is earned, is determined by dividing the dollar amount of the restricted stock component of the award by the closing market price of the Company’s common stock on the last business day prior to February 1. These restricted stock awards vest as to one-third of the shares of the Company’s common stock covered by the award at the time of issuance and as to the remaining two-thirds of the shares covered by the award in equal installments on the first and second anniversaries of the date of issuance.

Steel Dynamics, Inc. | 2025 Proxy Statement	51

Once a NEO has reached a multiple in excess of his or her required equity hold threshold outlined in the equity ownership policy (all NEOs currently exceed the multiple of this threshold), the NEO can elect to receive the portion earned as restricted stock in cash. Elections to receive cash in lieu of shares are required two months prior to February 1st and are irrevocable. If elected to be paid in cash, distributions will be made in full on February 1st. As of December 31, 2024, our CEO holds 223 times his base salary in our common stock and our other NEOs hold, on average, 28 times his or her base salary in our common stock. See our Equity Ownership Policy for our Executive Officers section below.

The following table shows the target opportunities expressed as a percentage of base salary as well as the weights to the Corporate Bonus Pool and Divisional ROA Bonus Pool for each of the NEOs. Each NEO can achieve actual results that vary between 0% and 200% of target.

	AIP	Weight of	Weight of
	Target Opportunity	Corporate Bonus	Divisional ROA Bonus
Name	as % of Base Salary	Pool Component	Pool Component
Mr. Millett	175%	100%	0%
Ms. Wagler	175%	100%	0%
Mr. Schneider	175%	100%	0%
Mr. Graham	150%	40%	60%
Mr. Pushis	150%	100%	0%

Award Measures and Calculations

Corporate Bonus Pool Component

In the case of the Corporate Executive Officers and other corporate level pool participants, their annual incentive compensation award opportunities are based entirely on their participation in the “Bonus Pool” component of the Annual Plan. The size of the Bonus Pool is determined based on companywide “Adjusted Net Income”, in excess of a pre-determined threshold return on “Average Stockholders Equity” multiplied by a fixed percentage. Both the threshold return and the fixed percentage are set by the Compensation Committee. Adjusted Net Income is defined as consolidated net income, before taxes and extraordinary items, including adjustments for occasional start-up expenses associated with significant capital expenditures or businesses, non-cash asset impairments, and charges associated with refinancing activities. Average Stockholders Equity, which was derived by taking the sum of “Total Steel Dynamics, Inc. Equity,” as determined by the Company’s balance sheet for the month ended December 31, 2023, and for each month during 2024, and then dividing that amount by 13 was $9.1 billion.

For 2024, the applicable pre-determined threshold return for shareholders was maintained at 10%, as was the fixed percentage of Adjusted Net Income available to the Bonus Pool at 5.5%. The Compensation Committee believes it is essential for the Company’s shareholders to benefit from a minimum return-on-equity (currently set at 10%) before any performance-based compensation begins to accrue through the Annual Plan.

The exclusion from the Bonus Pool of an amount of Average Stockholders Equity component is intended to preserve within the Company a deemed return on equity before any incentive compensation is paid, predicated on Company profits and, consequently, operates as a threshold level of performance that must be exceeded before the Bonus Pool (if any) is determined.

Divisional ROA Bonus Component

In the case of the Divisional Executive Officers and other operational level pool participants, their annual incentive compensation award opportunities are based both on a companywide performance measure (as determined by the “Bonus Pool” component of the Annual Plan) and on a profitability-based performance measure based upon the profitability of the divisional or business unit under their management, against a calculated return on assets percentage amount referred to as the “Minimum ROA Target.”

52	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

For 2024, the Compensation Committee retained the Minimum ROA Target, which varied by business unit (between 0% and 6%), below which no divisional or business unit profitability-based annual incentive compensation award will be paid. The Compensation Committee also retained a “Maximum ROA Target,” which also varied by business unit (between 20% and 30%), at which level a Divisional Executive Officer would be entitled to receive his or her maximum divisional or business unit annual incentive compensation award. The primary considerations included in determining the Minimum ROA Targets and Maximum ROA Targets were as follows: the amount of capital assets required to operate and maintain the particular division or business unit; the expected financial margin that a specific division or business unit has the opportunity to achieve (in both moderate and exceptional market environments); and the materiality of the contribution that a specific division or business unit may have on the consolidated financial results of the Company.

For 2024, the division or business unit’s performance was measured by calculating that unit’s “Divisional Return on Assets,” using the formula set forth in the Annual Plan, by dividing the sum of (i) the appropriate division’s pre-tax income for the year, (ii) the amount of certain corporate expenses allocated to that division, and (iii) the amount of incentive compensation award compensation expenses associated with the Annual Plan, by the “Average Divisional ROA Assets” or “Average Divisional Group ROA Assets.”

2024 Annual Incentive Award Earned

The company’s strong earnings resulted in each of the NEOs exceeding the Compensation Committee’s pre-determined 2024 financial metrics for the Bonus Pool. With respect to the portion of the incentive compensation award opportunities based on divisional results for Mr. Graham, the payment was 72% of his maximum incentive compensation award. Consequently, Mr. Graham, when included with the Bonus Pool amounts, earned 83% of his maximum annual incentive award opportunity.

The following table summarizes the key components of the 2024 annual incentive awards earned by our NEOs:

	Corporate Bonus Pool	Divisional Results
	- Actual % of Base	- Actual % of Base	% of Base
Name	Salary	Salary	Salary Paid in Cash
Mr. Millett	350%	N/A	350%
Ms. Wagler	350%	N/A	350%
Mr. Schneider	350%	N/A	350%
Mr. Graham	120%	130%	250%
Mr. Pushis	300%	N/A	300%

For the 2024 award period, each NEO elected to have his or her award portion eligible to be distributed as restricted stock to be paid in cash on February 1, 2025. Further information about the annual incentive compensation awards paid to our NEOs are set forth in the 2024 Summary Compensation Table and the 2024 Grants of Plan-Based Awards Table following this CD&A.

Long-Term Equity Incentive Compensation

Our long-term incentive compensation is comprised of equity, which directly aligns the interests of our NEOs with those of our shareholders. The Compensation Committee considers a mix of equity types when granting long-term incentives with a majority on performance-based equity awards through LTIP. The Compensation Committee considers the award opportunities for executives in comparable positions in our compensation peer group when determining long-term equity incentive compensation awards. The objective, unique performance criteria for each award type are explained in further detail below. The grant date fair values of each award type are as follows:

Name	LTIP	RSUs	Total
Mr. Millett	$2,598,750	$2,405,745	$5,004,495
Ms. Wagler	1,408,750	1,154,256	2,563,006
Mr. Schneider	1,548,750	1,154,462	2,703,212
Mr. Graham	1,005,000	818,946	1,823,946
Mr. Pushis	1,005,000	818,292	1,823,292

Steel Dynamics, Inc. | 2025 Proxy Statement	53

Long-Term Incentive Plan

Consistent with our pay-for-performance compensation philosophy, the LTIP provides long-term incentive compensation opportunities to our NEOs based on our relative financial performance compared against our primary steel sector competitors. During 2024, each of our NEOs was eligible to participate in the LTIP. The Compensation Committee considers the award opportunities for executives in comparable positions in our compensation peer group when determining annual LTIP awards to grant.

2024 Award Measures and Calculations

For purposes of the 2024 LTIP awards (the “2024 Awards”), the Compensation Committee established four performance measures to be used throughout the three-year performance period. The Compensation Committee has selected these performance measures for determining the amount of the awards earned because they believe that they are objective indicators of our ability to execute on our long-term strategic initiatives in a dynamic and volatile economy and industry. Additionally, the Compensation Committee selected the steel sector competitors which consisted of Cleveland-Cliffs Inc., Commercial Metals Company, Nucor Corporation, Metallus Inc., and United States Steel Corporation. These companies were selected because the Compensation Committee determined that they best represent the principal companies within our industry with which we compete for business.

The performance measures selected for the 2024 Awards were as follows:

Performance Measures	Weight	Calculation
Revenue Growth	25%	Total revenue in current performance period minus total revenue in previous performance period divided by total revenue in previous performance period
Operating Margin	25%	Total operating income for the performance period divided by total revenue for the performance period
Cash Flow from Operations as a Percentage of Revenue	25%	Total cash flow from operations for the performance period divided by total revenue for the performance period
After-Tax Return on Invested Capital	25%	Total net income for the performance period divided by total quarterly average equity and debt for the performance period

The amount of a NEO’s target and maximum awards are determined by the Compensation Committee based on a multiple of his or her annual base salary as of the first day of the performance period (for example, January 1). This value is then converted into a target and maximum number of shares of the Company’s common stock, using the closing market price at the close of business on the first day of the performance period. Generally, awards will be granted during February of each year.

In the case of the 2024 Awards, for each performance measure, the award payout with respect to that measure has a range from zero to 100% of the maximum number of shares awarded, subject to further review during the time allotted for determination for each subsequent award, based on the Company’s ranking for that measure as compared to the steel sector comparator group:

If the ranking is	Then the payout is
1st or 2nd	100%
3rd	60%
4th	40%
5th or 6th	0%

The performance measures and comparator group were established by the Compensation Committee within the first 90 days of the three-year performance period. Any shares of the Company’s common stock earned pursuant to the 2024 Awards will vest at the time the amount of the award payout is determined (approximately mid-March of 2027 which follows the completion of the three-year performance period).

54	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2024 LTIP Awards Granted

The 2024 Awards were granted to the NEOs with a three-year performance period (2024 to 2026) with targeted multiples of annual base salary, a targeted number of shares of the Company’s common stock, targeted award values, a maximum number of shares of the Company’s common stock that could be earned, and maximum award values that could be earned as summarized in the following table:

	Targeted Multiple	Target		Maximum
	of Annual Base	Number of	Target	Number of	Maximum
Name	Salary	Shares	Award Value	Shares	Award Value
Mr. Millett	175%	21,855	$2,598,750	43,710	$5,197,500
Ms. Wagler	175%	11,848	1,408,750	23,695	2,817,500
Mr. Schneider	175%	13,025	1,548,750	26,050	3,097,500
Mr. Graham	150%	8,452	1,005,000	16,904	2,010,000
Mr. Pushis	150%	8,452	1,005,000	16,904	2,010,000

Further information about these awards is set forth in the 2024 Summary Compensation Table and the 2024 Grants of Plan-Based Awards Table following this CD&A.

2022 LTIP Awards Earned

The following chart illustrates our performance with respect to each of the applicable performance measures versus the steel sector competitors under the 2022 LTIP award earned for the three-year performance period ended December 31, 2024:

The number of shares of the Company’s common stock earned with respect to the 2022 Awards that were eligible to be earned for the three-year performance period from 2022 to 2024 was determined in March 2025. As a result of the Company’s performance in each of the four areas of performance measures (equally weighted) relative to the performance of the steel sector competitors (Commercial Metals Company, Cleveland-Cliffs Inc., Nucor Corporation, Metallus Inc., and United States Steel Corporation), the award payout was calculated to be 100% of the maximum potential number of shares granted. This resulted in 81,171 shares of the Company’s common stock being earned by Mr. Millett, 35,518 shares earned by Ms. Wagler, 29,679 shares earned by Mr. Schneider, 27,733 shares earned by Mr. Graham, and 29,679 shares earned by Mr. Pushis.

Steel Dynamics, Inc. | 2025 Proxy Statement	55

RSUs

The Company, since its initial public offering in 1996, has granted regular equity-based awards, currently in the form of an RSU award for shares of the Company’s common stock, at prescribed award levels, to all full-time, non-union, U.S. colleagues, including our NEOs. These RSU awards are granted on November 21st of each year, using the closing market price of the Company’s common stock on the last business day prior to that date. Eligible colleagues are granted an annual RSU award for shares of the Company’s common stock, which are subject to a two-year time-based vesting requirement, which commences on the date of grant. In November 2024, pursuant to this companywide program, the Compensation Committee granted RSUs to Mr. Millett with a grant date fair value of $87,000 and to our other NEOs with grant date fair values ranging from $51,633 to $84,868.

In February 2024, the Compensation Committee also granted RSUs to our NEOs with a longer vesting schedule, vesting 1/3 after two years, 1/3 after three years and 1/3 after four years to Mr. Millett with a grant date fair value of $2,318,744 and to our other NEOs with grant date fair values ranging from $766,659 to $1,086,249. The Compensation Committee believes granting awards to senior leadership with longer vesting schedules provides a more meaningful and effective retention incentive, and further develops a competitive and balanced compensation package.

Further information about these awards is set forth in the 2024 Summary Compensation Table and the 2024 Grants of Plan-Based Awards Table following this CD&A.

Other Policies, Programs and Guidelines

Equity Ownership Policy for our Executive Officers

We maintain an equity ownership policy for our executive officers. Under this policy, they are required to own and hold shares (unvested shares are not included in the calculation) of the Company’s common stock with a fair market value as follows:

Executive Officer	Requirement
Chief Executive Officer	No less than five times base salary
President	No less than four times base salary
Executive Vice President and Chief Financial Officer	No less than three times base salary
Senior Vice Presidents	No less than three times base salary

The Compensation Committee reviews compliance with the policy annually and requires that the specific ownership levels be met within five years of becoming an executive officer. As of December 31, 2024, each of our NEOs had met his or her specific ownership level requirement with an average hold of 67 times. Our Chief Executive Officer, Mr. Millett, is a top 10 shareholder of the Company and owns 2.0% of our outstanding common stock.

56	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Compensation Recovery Policy

Consistent with the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”),we have adopted a Compensation Recovery Policy that provides for the recoupment of executive officer incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws, including “Big R” restatements and “little r” restatements. The Compensation Committee shall, unless it determines it is impracticable to do so, take action to recoup and require reimbursement (or forfeiture of future compensation) of the excess incentive-based compensation granted to, earned by or vested in the executive officers during the three-year fiscal period completed immediately preceding the date on which the Company is required to undertake the restatement.

This policy (a) applies to any executive officer, including any NEO, covered by and eligible to receive bonus or incentive-based compensation under any Company plan or program that awards such compensation based, in whole or in part, on companywide, divisional or plant-level earnings results, and (b) will be deemed incorporated into and made a part of the terms and conditions of employment applicable to each covered executive officer.

Hedging and Pledging of Company Securities

Directors and NEOs may neither engage in any short-term trading in or short-selling of shares of the Company’s common stock, nor may they purchase, sell or otherwise trade in any publicly traded or other options with respect to the Company’s common stock. In addition, they are prohibited from engaging in any hedging transactions or similar monetizing activities involving shares of the Company’s common stock. Our policy also prohibits the acquisition or maintenance of the Company’s shares in a brokerage margin account. Subject to a limited exception set forth in the Policy, including a requirement for pre-approval by the Audit Committee and subject to strict guidelines discouraging any pledging, establishing a limit on the number of shares pledged, requiring demonstration of the pledgor’s ability to retire the loan without the need to liquidate the pledged shares, and, in any event, inhibiting any foreclosure sale during blackout periods, our policy prohibits the use of shares of the Company’s common stock as collateral to secure a loan. No directors or executive officers have any hedged or pledged shares of our Company’s common stock.

Profit Sharing and Retirement Savings Plan

We have established a Profit Sharing and Retirement Savings Plan for eligible colleagues, including our NEOs, which is a “qualified plan” for federal income tax purposes. For 2024, under the plan, we allocated to eligible plan participants $165 million which was based on 8% of our consolidated pre-tax income, excluding noncontrolling interests and other items (the “profit-sharing pool”). The profit-sharing pool is used to fund the Company’s profit-sharing plan contributions and is also used to fund a cash profit-sharing bonus to be paid in March of the following year. For 2024, the amounts allocated to each of our NEOs, based on the plan and cash portions of the profit sharing allocation was $52,802.

Additionally, we match 401(k) contributions with a minimum match of 10% and a maximum match of 50% based on a companywide return on assets calculation. For 2024, the amounts for our NEOs based upon the Company’s average matching percentage during the year of 44% of his or her individual contributions which ranged from $14,573 to $15,002, including a matching contribution of $15,002 to our CEO.

Welfare, Health and Other Benefits; Perquisites and Other Personal Benefits

The welfare and health benefits received by our NEOs are provided on the same terms as to all our full-time colleagues. In 2024, the Company paid the premiums of $5,790 associated with term life insurance for Mr. Millett with a benefit amount equal to $900,000 and costs related to personal plane usage of $19,436. In 2024, the Company paid the costs related to personal plane usage for Mr. Schneider of $18,725. Perquisites or other personal benefits are not a significant component of our executive compensation program.

Steel Dynamics, Inc. | 2025 Proxy Statement	57

Grant Timing and Exercise Price

The Company’s practice has been to grant equity awards based on the closing stock price on the trading day prior to the Compensation Committee approval of the award. This methodology is common practice and offers no inherent pricing advantage to the executive or the Company. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in a change in our stock price. Equity awards may be granted throughout the year but not during trading blackout periods in Company stock and not close in time prior to or after the release of material non-public information.

Post-Employment Compensation

Unrelated to Change in Control

Even though we do not have written employment agreements with our NEOs, we have operated under an informal policy that presumes an initial two calendar year term of employment, at the applicable base salary rate. Pursuant to this policy, absent an actual termination of employment or the delivery of a notice of non-renewal by the Company on or before October 1 of a given year (at which time he or she would still have 15 months remaining of his or her employment term), that individual’s employment term, at his or her then-current annual base salary, would be deemed to have been extended for one additional calendar year.

Under this policy, employment is “at will” and we may terminate the employment of a NEO or give notice of non-renewal without regard to cause. If termination of employment or a notice of non-renewal occurs or is delivered prior to October 1, that individual’s term of employment will extend only to the end of the calendar year following the then current year. If neither termination of employment occurs nor delivery of a notice of non-renewal occurs by October 1, that individual’s term of employment will extend to the end of the second calendar year following that October 1. Depending upon when, during the calendar year, a termination of employment or notice of non-renewal occurs, if at all, our NEOs may have a guaranteed remaining employment term, at his or her current annual base salary, of not less than 15 months nor more than 27 months.

Related to Change in Control

The Company has adopted a “double trigger” Change in Control Protection Plan (the “CIC Plan”), applicable only to our designated NEOs, which provides for specified payments and benefits to our NEOs in the event of a change in control of the Company, accompanied by an involuntary termination of employment, without “cause” by the Company, or for “good reason” by the executive officer, within the period of six months prior to or 24 months following the change in control of the Company. For purposes of the CIC Plan, the terms “change in control,” “cause,” and “good reason” are defined in the plan.

The payments and benefits provided under the CIC Plan are intended to ensure that in the event of a proposed change in control of the Company, our senior executive officers remain focused upon the pending transaction. The Board believes that providing our senior executive officers with transitional compensation protection if their employment ends as a result of a change in control encourages them to act in the best interests of the Company and our shareholders by eliminating personal concerns and uncertainties he or she might otherwise have concerning his or her future employment. The Board further believes that these payments and benefits offer a fair reward for hard work and value creation, assist in retaining our senior executive officers during a time of transition, and provide incentives for them to remain with the Company during periods of uncertainty.

For a summary of the material terms and conditions of the CIC Plan, as well as an estimate of the potential payments and benefits payable to our NEOs under the CIC Plan, see “Potential Payments Upon Termination or Change in Control” below.

58	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Deductibility of Executive Compensation

The Company’s federal income tax deduction for compensation paid to our chief executive officer, chief financial officer and any other executive officer whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016 (the “covered employees”) are limited to $1.0 million per taxable year for each such covered employee, as a result of the Tax Cuts and Jobs Act of 2017 (the “Act”). Although loss of deductibility for such excess compensation results in an increased cost to the Company, the Compensation Committee believes, and believes that our shareholders support the philosophy, that performance-based compensation best aligns our executive officers with long-term shareholder interests, and that such performance-based compensation should be paid, even if non-deductible. This has guided the Company’s compensation system from inception and is predicated on the notion that individuals will deliver maximum effort and achieve exemplary results when motivated by a compensation system that establishes goals and rewards outstanding performance when such goals are achieved, as measured by objective criteria.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for his or her award.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

The Compensation Committee
Kenneth W. Cornew, Chair
Sheree L. Bargabos, Member
Bradley S. Seaman, Member

Gabriel L. Shaheen, Member
Luis M. Sierra, Member

March 13, 2025

Steel Dynamics, Inc. | 2025 Proxy Statement	59

COMPENSATION
TABLES

60	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2024 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the years ended December 31, 2024, 2023 and 2022.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and Principal	Year	Salary	Awards[1]	Compensation[2]	Compensation[3]	Totals[4]
Position (a)	(b)	(c)	(e)	(g)	(i)	(j)
Mark D. Millett	2024	$1,485,000	$5,004,495	$5,197,500	$95,891	$11,782,886
Chairman and	2023	1,485,000	5,023,287	5,197,500	117,875	11,823,662
Chief Executive Officer	2022	1,430,000	4,646,697	5,005,000	152,760	11,234,457
Theresa E. Wagler	2024	805,000	2,563,006	2,817,500	70,359	6,255,865
Executive Vice President,	2023	775,000	2,325,250	2,712,500	99,381	5,912,131
Chief Financial Officer and	2022	730,000	2,047,696	2,555,000	148,900	5,481,596
Corporate Secretary
Barry T. Schneider	2024	885,000	2,703,212	3,097,500	89,190	6,774,902
President and	2023	810,000	2,642,945	2,784,167	99,329	6,336,441
Chief Operating Officer	2022	610,000	1,629,522	1,830,000	148,800	4,218,322
Christopher A. Graham	2024	670,000	1,823,946	1,672,320	70,243	4,236,509
Senior Vice President	2023	615,000	1,747,656	1,845,000	99,329	4,306,985
Flat Roll Steel Group	2022	570,000	1,570,186	1,710,000	148,800	3,998,986
Glenn A. Pushis	2024	670,000	1,823,292	2,010,000	70,083	4,573,375
Senior Vice President	2023	640,000	1,783,638	1,920,000	99,353	4,442,991
Special Projects	2022	610,000	1,629,522	1,830,000	148,800	4,218,322

1 The amounts reported in this column for 2024 include the grant date fair value of the performance share awards grant pursuant to the LTIP and the grant date fair value of the RSU awards granted under the 2023 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2024 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $5,197,500 in the case of Mr. Millett, $2,817,500 in the case of Ms. Wagler, $3,097,500 in the case of Mr. Schneider, $2,010,000 in the case of Mr. Graham, and $2,010,000 in the case of Mr. Pushis. The amounts reported in this column for 2023 include the grant date fair value of the performance share awards grant pursuant to the LTIP and the grant date fair value of the RSU awards granted under the 2015 Plan and 2023 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2023 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $5,197,500 in the case of Mr. Millett, $2,325,000 in the case of Ms. Wagler, $2,975,000 in the case of Mr. Schneider, $1,845,000 in the case of Mr. Graham, and $1,920,000 in the case of Mr. Pushis. The amounts reported in this column for 2022 include the grant date fair value of the performance share awards grant pursuant to the LTIP, grant date fair value of the restricted stock awards earned under the Annual Plan and the grant date fair value of the RSU awards granted under the 2015 Plan, excluding the effect of estimated forfeitures. The amounts reported for the 2022 performance share awards are based on the probable outcome at the grant date, which we estimated to be 50% of the maximum award values, and which were $5,005,000 in the case of Mr. Millett, $2,190,000 in the case of Ms. Wagler, $1,830,000 in the case of Mr. Schneider, $1,710,000 in the case of Mr. Graham, and $1,830,000 in the case of Mr. Pushis. Our methodology and rationale for the incentive compensation paid to our NEOs is described in the Annual Incentive Compensation Plan, Long-Term Incentive Plan, and RSUs sections of the CD&A. For a discussion of the assumptions, if any, used in determining the grant date fair value of the stock awards reported in this column, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2025.

2 The amounts reported in this column include the amounts paid to our NEOs under the Annual Plan. The amounts were paid for services performed during the indicated fiscal year but paid in the subsequent fiscal year. Our methodology and rationale for the annual incentive compensation paid to our NEOs is described in the Annual Incentive Compensation Plan section of the CD&A.

3 The amounts reported in this column for 2024 include Mr. Millett’s term life insurance premiums of $5,790 and costs related to personal plane usage of $19,436, Mr. Schneider’s costs related to personal plane usage of $18,725, and for all NEOs the Company matching and profit-sharing contributions to the Company’s Profit Sharing and Retirement Savings Plan. The amounts reported in this column for 2023 include term life insurance premiums of $3,960 and costs related to personal plane usage of $14,432 for Mr. Millett and for all NEOs the Company matching and profit-sharing contributions to the Company’s Profit Sharing and Retirement Savings Plan. The amounts reported in this column for 2022 include term life insurance premiums of $3,960 for Mr. Millett and for all NEOs the Company matching and profit-sharing contributions to the Company’s Profit Sharing and Retirement Savings Plan. The amounts reported in this column also include the cash portion of the profit-sharing allocation made pursuant to the Company’s Profit Sharing and Retirement Savings Plan paid in March for services performed during the previous fiscal year.

4 Column (d), Bonus, column (f), Option Awards, and column (h), Change in Pension Value and Nonqualified Deferred Compensation Earnings, have been omitted, as none of our NEOs received any such compensation during any of the covered fiscal years.

Steel Dynamics, Inc. | 2025 Proxy Statement	61

2024 Grants of Plan-Based Awards Table

The following table presents, for each of our NEOs, information concerning each plan-based award of cash or equity made during 2024. This information supplements the information about these awards set forth in the 2024 Summary Compensation Table.

			Estimated future payouts under			Estimated future
			non-equity incentive plan			payouts under equity
			awards			incentive plan awards

Name (a)	Award Type	Grant Date (b)	Threshold ($) (c)	Target[1] ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target[2](#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of shares of stock or units (#) (i)	Grant Date Fair Value of Stock Awards[3] (l)
	Annual Plan		$—	$2,598,750	$5,197,500
	Profit Sharing			25,027
Mark D.	LTIP	02/22/2024				—	21,855	43,710		$2,598,750
Millett	RSU	02/22/2024							19,771	2,318,744
	RSU	11/21/2024							604	87,000
	Annual Plan		—	1,408,750	2,817,500
	Profit Sharing			24,874
Theresa E.	LTIP	02/22/2024				—	11,848	23,695		1,408,750
Wagler	RSU	02/22/2024							9,262	1,086,249
	RSU	11/21/2024							484	68,007
	Annual Plan		—	1,548,750	3,097,500
	Profit Sharing			24,847
Barry T.	LTIP	02/22/2024				—	13,025	26,050		1,548,750
Schneider	RSU	02/22/2024							9,120	1,069,594
	RSU	11/21/2024							604	84,868
	Annual Plan		—	1,005,000	2,010,000
	Profit Sharing			24,758
Christopher A.	LTIP	02/22/2024				—	8,452	16,904		1,005,000
Graham	RSU	02/22/2024							6,537	766,659
	RSU	11/21/2024							363	52,287
	Annual Plan		—	1,005,000	2,010,000
	Profit Sharing			24,598
Glenn A.	LTIP	02/22/2024				—	8,452	16,904		1,005,000
Pushis	RSU	02/22/2024							6,537	766,659
	RSU	11/21/2024							363	51,633

1 The amounts reported in this column reflect the target annual incentive compensation for 2024 pursuant to the Annual Plan which is not awarded or paid until February 2025, as well as the cash portion of the Company’s Profit Sharing and Retirement Savings plan which is not awarded or paid until March 2025. For the Annual Plan, a portion of the actual amount earned during 2024 was required to be paid in cash with the remainder eligible to be distributed in shares of restricted stock. Each NEO met the required multiple of the equity hold threshold outlined in our Equity Ownership Policy for our Executive Officers section in CD&A and has elected for his or her portion earned as restricted stock to be paid in cash.

2 The amounts reported in this column reflect the targeted LTIP granted in the form of performance share awards for shares of the Company’s common stock. The 2024 Awards were granted to all NEOs with a performance period of three years. These shares will vest at the time the award payout is determined in March 2027. The amounts reported in the “Grant Date Fair Value of Stock Awards” column in the same row reflect the grant date fair value of the performance share awards based on the target number of shares.

3 The amounts reported in this column represent the grant date fair value of the performance share awards grant pursuant to the LTIP, and the grant date fair value of the RSU awards granted under the 2023 Plan, excluding the effect of estimated forfeitures.

62	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

2024 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of our NEOs, information regarding stock appreciation rights (SARs) and stock awards held as of December 31, 2024. The market value of the shares of the Company’s common stock reflected in the table is based upon the market price per share on the last trading day of 2024 (which was $114.07).

	Option Awards					Stock Awards
										Equity
									Equity	incentive
									incentive	plan awards:
									plan awards:	Market or
									Number of	payout value
								Market	unearned	of unearned
		Number of	Number of				Number of	value of	shares,	shares,
		Securities	Securities				shares or	shares or	units or	units or
		Underlying	Underlying				units of	units of	other	other
		Unexercised	Unexercised	Option	Option		stock that	stock that	rights that	rights that
		Options (#)	Options (#)	Exercise	Expiration		have not	have not	have not	have not
	Grant	Exercisable[1]	Unexercisable[2]	Price	Date	Grant	vested	vested	vested	vested
Name (a)	Date	(b)	(c)	($)(e)	(f)	Date	(#)[3] (g)	($) (h)	(#)[4] (i)	($) (j)
	—	—	—	—	—	02/25/21	8,839	$1,008,265
						02/24/22	23,198	2,646,196
Mark D.						02/22/23			27,307	$3,114,909
Millett						02/22/23	19,815	2,260,297
						02/22/24			21,855	2,493,000
						02/22/24	19,771	2,255,278
	—	—	—	—	—	02/25/21	3,271	373,123
						02/24/22	9,978	1,138,190
						02/22/23			12,215	1,393,365
Theresa E.						02/22/23	9,283	1,058,912
Wagler						11/21/23	623	71,066
						02/22/24			11,848	1,351,501
						02/22/24	9,262	1,056,516
						11/21/24	484	55,210
	—	—	—	—	—	02/25/21	1,503	171,447
						02/24/22	7,484	853,700
						02/22/23			15,630	1,782,914
Barry T.						03/01/23	8,826	1,006,782
Schneider						11/21/23	778	88,746
						02/22/24			13,025	1,485,762
						02/22/24	9,120	1,040,318
						11/21/24	604	68,898
	—	—	—	—	—	02/25/21	1,503	171,447
						02/24/22	7,484	853,700
Christopher A.						02/22/23			9,694	1,105,795
Graham						02/22/23	6,552	747,387
						02/22/24			8,452	964,120
						02/22/24	6,537	745,676
	02/24/21	1,284	—	$42.83	02/24/31	02/25/21	1,503	171,447
						02/24/22	7,484	853,700
						02/22/23			10,088	1,150,738
Glenn A.						02/22/23	6,552	747,387
Pushis						11/21/23	467	53,271
						02/22/24			8,452	964,120
						02/22/24	6,537	745,676
						11/21/24	363	41,407

1 The amounts reported in this column reflect the number of shares of the Company’s common stock exercisable under the SARs program.

2 The amounts reported in this column reflect the number of shares of the Company’s common stock unexercisable under the SARs program.

3 The amounts reported in this column reflect the number of shares or units under long-term equity incentive compensation plans with the remaining vesting periods as outlined below:

Grant Date	Award Type	Remaining Vesting
02/25/21	RSUs	2 months
02/24/22	RSUs	1∕2 for 2 months, 1∕2 for 1 year
02/22/23	RSUs	1∕3 for 2 months, 1∕3 for 1 year, 1∕3 for 2 years
11/21/23	RSUs	1 year
02/22/24	RSUs	1∕3 for 1 year, 1∕3 for 2 years, 1∕3 for 3 years
11/21/24	RSUs	2 years

4 The amounts reported in this column reflect the target number of shares pursuant to the LTIP for the 2023 and 2024 Awards with performance periods of three years.

Steel Dynamics, Inc. | 2025 Proxy Statement	63

2024 Option Exercises and Stock Vested Table

The following table presents, for each of our NEOs, the number of shares of the Company’s common stock and the corresponding value realized during 2024 with respect to SARs that were exercised and restricted stock units and restricted stock awards that vested, during the year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name (a)	(#) (b)	(c)[1]	(#) (d)[2]	(e)[3]
Mark D. Millett	51,015	$5,320,925	110,559	$13,381,933
Theresa E. Wagler	10,182	1,061,865	53,462	6,585,277
Barry T. Schneider	1,284	128,259	41,349	5,052,591
Christopher A. Graham	3,016	301,268	36,523	4,413,810
Glenn A. Pushis	—	—	41,349	5,052,591

1 The amounts reported in this column represent the number of shares of the Company’s common stock on exercise of SARs during 2024, multiplied by the difference between the price of the Company’s common stock on the exercise date at the time each individual executed and the exercise price for each SAR.

2 The amounts reported in this column represent the number of shares of the Company’s common stock subject to restricted stock awards that vested during 2024.

3 The amounts reported in this column represent the number of shares of the Company’s common stock subject to restricted stock units and restricted stock awards that vested on dates during 2024 multiplied by the closing market price of the Company’s common stock on the date prior to each corresponding vesting date.

2024 Pension Benefits

We did not maintain any defined benefit pension or other actuarial plan for our NEOs during 2024.

2024 Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during 2024.

Potential Payments Upon Termination or Change in Control

Termination of Employment Unrelated to Change in Control

We operate under an informal policy that presumes an original two calendar year term of employment for our NEOs, at each individual’s annual base salary. Pursuant to this policy, absent the delivery of a notice of non-renewal by October 1 of any subsequent year (at which time he or she would still have 15 months remaining of his or her original two-year employment term), an individual’s term of employment, at his or her then-current annual base salary, would be deemed sequentially extended for an additional one calendar year term. A timely notice of non-renewal may be delivered with or without cause.

64	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Termination of Employment Related to a Change in Control

The CIC Plan provides for specified payments and benefits to our NEOs in the event of a “Change in Control Termination” by the Company, involving a Change in Control, accompanied by an involuntary termination of employment, without “cause” by the Company, or for “good reason” by our NEO, within the period of six months prior to or 24 months following the Change in Control. For purposes of the CIC Plan, the key defined terms are as follows:

■

“Change in Control” means (a) the acquisition of stock ownership of more than 50% of the total voting power, (b) a merger or consolidation in which the Company is not the surviving entity, subject to certain limited conditions, (c) a reverse merger (where the Company is the surviving entity, subject to certain limited conditions), or (d) the sale, transfer or disposition (other than to one or more subsidiaries of the Company) of all or substantially all of the assets of the Company.

■

“Cause” means (a) gross negligence or willful misconduct; (b) a willful and material violation of a state or federal law, which, if publicly known, would injure the Company’s business or reputation; (c) a refusal or willful failure to comply with any specific lawful direction, order, policy, or procedure; (d) conviction (or the entry of a nolo contendere plea) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill or commercial relationships, or (e) the substantial and continuing willful refusal, post-transaction, to perform duties ordinarily performed by an employee in the same position, pre-transaction.

■

“Good Reason” means a resignation, associated with a Change in Control, within 30 days following any of the following events: a significant reduction, post-transaction, in the executive officer’s pre-transaction duties, authority, responsibilities, or reporting relationships (other than the mere occurrence, as such, of the Change in Control event itself), or the continued assignment, after due notice of objection, to that executive officer of such reduced duties, authority, responsibilities, or reporting relationships.

The payments and benefits that our NEOs would be eligible to receive are as follows:

■

Acceleration in full, so as to become immediately and completely vested, or acceleration of any applicable deferred settlement dates (subject in all cases to applicable holding periods), of any and all outstanding and unvested stock options, LTIPs, SARs, RSU awards or any other equity-based securities or similar incentives.

■

In the case of our Chief Executive Officer, currently the only “Tier One” executive officer designated by the Compensation Committee, a lump sum cash payment equal to two times his highest base salary in effect as of the termination date, plus two times the greater of his target annual bonus or average actual bonus for the prior two years under the Annual Plan. In the case of our other NEOs, currently designated “Tier Two” executive officers, a lump sum cash payment equal to one and one-half times his or her highest base salary in effect as of the termination date, plus one and one-half times the greater of his or her target annual bonus or average actual bonus for the prior two years under the Annual Plan.

In the case of both Tier One and Tier Two executive officers, the amount payable is less any amounts to which that individual may otherwise be entitled under any statutory or Company long-term or short-term disability plan, or by reason of any other plans, policies, or practices of the Company that, if and to the extent triggered and implemented, would result in benefit payments, on the occasion of a termination of employment without cause, unrelated to a Change in Control event.

■

If our NEO elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 following termination of employment, payment of the full cost of such benefits (either directly to the executive officer or to the appropriate carrier or administrator at the Company’s election) for the lesser of (a) 24 months or (b) until such time as he or she becomes eligible for reasonably comparable health care benefits from a subsequent employer.

Steel Dynamics, Inc. | 2025 Proxy Statement	65

Potential Payments Upon Termination or Change in Control Table

The following table sets forth the estimated payments and benefits that we would have been required to make if the employment of any of our NEOs were to have been terminated on December 31, 2024 under the various triggering events described above.

				Termination
				without Cause
				or for Good
				Reason in
		Termination		Connection
		without Cause or		with Change
Name	Benefit	for Good Reason[1]	Death[2]	in Control
	Lump sum cash payment	$2,970,000	$—	$13,365,000
Mark D. Millett	Accelerated vesting of unvested equity awards		13,777,945	13,777,945
	Continuation of health care benefits			31,831
	Lump sum cash payment	1,610,000	—	5,355,000
Theresa E. Wagler	Accelerated vesting of unvested equity awards		6,497,883	6,497,883
	Continuation of health care benefits			14,578
	Lump sum cash payment	1,770,000	—	5,738,750
Barry T. Schneider	Accelerated vesting of unvested equity awards		6,498,568	6,498,568
	Continuation of health care benefits			37,018
	Lump sum cash payment	1,340,000	—	3,642,990
Christopher A. Graham	Accelerated vesting of unvested equity awards		4,588,124	4,588,124
	Continuation of health care benefits			37,018
	Lump sum cash payment	1,340,000	—	3,952,500
Glenn A. Pushis	Accelerated vesting of unvested equity awards		4,727,745	4,727,745
	Continuation of health care benefits			14,578

1 The amounts reported in this column assume a remaining employment term of 24 months, at our NEO’s then-current annual base salary. Depending upon the date of notice of non-renewal or termination, however, the actual remaining employment term could be as short as 15 or as long as 27 months.

2 Our NEOs participate in the group term life insurance program with cash benefits expected to be equal to two times his or her base salary in effect as of the termination date. A portion of the aggregate death benefits is currently self-funded by the Company. Potential death payments assume the Compensation Committee approves of acceleration of outstanding equity awards. Acceleration is not automatic.

66	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, and in accordance with applicable SEC interpretive guidance, we are providing the following information about the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee, as of December 31, 2024. This ratio is a reasonable estimate, calculated in a manner consistent with SEC rules.

Our principal executive officer is Mr. Mark Millett, Chairman and Chief Executive Officer. Mr. Millett had annual total compensation of $11,782,886 in 2024, as reported in the 2024 Summary Compensation Table. Our median employee’s annual total compensation in 2024 was $107,859. Therefore, we estimate that Mr. Millett’s annual total compensation for 2024 was 109 times that of our median employee.

For purposes of calculating the pay ratio for 2024, we have identified a new median employee compared to 2023 as generally required once every three years. To identify our median compensated individual, we analyzed the compensation of all part time and full time employees of the Company and its consolidated subsidiaries, which amounted to 12,924 individuals, as of December 31, 2024. The compensation of permanent employees who did not work for the entire year has been annualized. The Company’s consistently applied compensation measure was total annual gross compensation paid to all employees for the Company’s last completed fiscal year 2024. We then utilized the same rules which we apply to the calculation of total compensation of the Company’s NEOs, as reflected in the Summary Compensation Table to determine the annual total compensation of our median employee.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about pay versus performance. For a detailed explanation regarding Compensation Committee decisions with respect to Named Executive Officer pay, please refer to our Compensation Discussion & Analysis.

For purposes of this disclosure, compensation actually paid (“CAP”) represents an amount calculated based on the formulas which determine values as of a certain date and may not be reflective as of the respective grant date value, the current value or the future value, all of which may be higher or lower. CAP is not compensation actually delivered to or received by our NEOs in each respective year, nor is it a factor that drives executive pay decisions, including how the Compensation Committee establishes target compensation levels or determines incentive award opportunities and actual payouts.

Steel Dynamics, Inc. | 2025 Proxy Statement	67

Pay Versus Performance Table

					Value of Initial Fixed
					$100 Investment
					Based On:
			Average
			Summary	Average
	Summary		Compensation	Compensation	Company	Peer Group
	Compensation	Compensation	Table Total for	Actually Paid	Total	Total	Net Income	Pre-Tax
	Table Total for	Actually Paid	Non-PEO	to Non-PEO	Shareholder	Shareholder	(in millions)	Return on
Year (a)	PEO ($) (b)[1]	to PEO ($)(c)[2]	NEOs ($) (d)[3]	NEOs ($)(e)[2]	Return ($) (f)	Return ($) (g)[4]	($) (h)[5]	Equity (i)
2024	$11,782,886	$16,248,049	$5,460,163	$7,143,057	$371	$249	$1,537	22%
2023	11,823,662	26,494,892	5,249,637	10,059,306	379	324	2,451	38%
2022	11,234,457	34,801,768	5,046,515	10,577,592	308	249	3,863	68%
2021	10,999,918	30,540,286	4,047,731	9,221,379	193	214	3,214	81%
2020	10,976,625	14,341,620	3,603,810	4,586,970	112	98	551	17%

1 The principal executive officer (“PEO”) for each of the years represented was our Chief Executive Officer Mr. Mark Millett

2 In calculating CAP, we have adjusted the totals of our PEO’s and Non-PEOs’ compensation as reported in the Summary Compensation Table for each of the covered fiscal years to reflect CAP by the company as defined in Item 402(v) for such fiscal years. First, we deducted the total amounts reported under the “Stock Awards” and “Option Awards” columns from the Summary Compensation Table of $5,004,495, $5,023,287, $4,646,697, $5,993,433, and $6,072,531 for the applicable fiscal years 2024, 2023, 2022, 2021, and 2020, respectively for our PEO, and average amounts of $2,228,364, $2,124,872, $2,450,124, $1,889,024, and $1,601,933 for the applicable fiscal years 2024, 2023, 2022, 2021, and 2020, respectively, for our non-PEO NEO’s. Next, we increased the compensation actually paid by adjusting for the fair value of equity awards granted during the current and prior fiscal years that either vested or remain unvested as of the current applicable fiscal year. These amounts resulted in increases of $9,469,658, $19,694,517, $28,214,008, $25,533,801, and $9,437,526 for the applicable fiscal years 2024, 2023, 2022, 2021, and 2020, respectively for our PEO, and average increases of $3,911,258, $6,934,540, $7,981,201, $7,062,672, and $2,585,093 for the applicable fiscal years 2024, 2023, 2022, 2021, and 2020, respectively for the non-PEO NEO’s. The detailed amounts are shown in the table below:

	PEO				Average Non-PEO NEOs
		Change in	Change in			Change in	Change in
		Value of	Value of	Total Equity		Value of	Value of	Total Equity
	Fair Value	Prior Years’	Prior Years’	Value	Fair Value	Prior Years’	Prior Years’	Value
	of Awards	Awards	Awards that	Included in	of Awards	Awards	Awards that	Included in
Year	Granted	Unvested	Vested	CAP	Granted	Unvested	Vested	CAP
2024	$4,835,278	$2,492,936	$2,141,444	$9,469,658	$2,142,873	$1,067,280	$701,105	$3,911,258
2023	5,652,135	8,782,143	5,260,239	19,694,517	2,395,963	3,068,741	1,469,836	6,934,540
2022	9,563,127	17,524,779	1,126,102	28,214,008	4,029,198	3,555,421	396,582	7,981,201
2021	10,128,715	13,328,783	2,076,303	25,533,801	2,708,162	3,758,692	595,818	7,062,672
2020	7,351,026	3,887,491	(1,800,991)	9,437,526	1,932,332	1,079,519	(426,758)	2,585,093

3 The non-PEO NEOs for 2024 and 2023 include Ms. Wagler, Mr. Schneider, Mr. Graham, and Mr. Pushis. The non-PEO NEOs for 2022 include Ms. Wagler, Mr. Rinn, Mr. Graham, Mr. Pushis and Mr. Schneider. The non-PEO NEOs for 2021 and 2020 include Ms. Wagler, Mr. Rinn, Mr. Pushis and Mr. Schneider.

4 Peer Group Total Shareholder Return is based on the S&P Steel Index

5 Net Income represents Net Income attributable to Steel Dynamics, Inc. as reported in our audited financial statements for each fiscal year.

Tabular List

The following table presents an unranked list that we believe represent the most important financial performance measures used to link CAP to our NEOs to Company performance.

Pre-Tax Return on Equity
Total Net Sales
Pre-Tax Return on Assets

68	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Required Relationships Disclosure

The following graphical comparisons display the relationships between certain figures included in the Pay Versus Performance Table for each of years 2024, 2023, 2022, 2021, and 2020.

Compensation Actually Paid ($ in millions)

to Pre-Tax Return on Equity

Compensation Actually Paid ($ in millions)

to Net Income ($ in billions)

Steel Dynamics, Inc. | 2025 Proxy Statement	69

Compensation Actually Paid ($ in millions) to Company Total Shareholder

Return and Peer Group Total Shareholder Return

70	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Proposal #3	Advisory Vote to Approve the Compensation of the Named Executive Officers

We are asking our shareholders to approve the compensation paid to our NEOs for 2024, as disclosed in this Proxy Statement. This vote, which is sometimes referred to as a “say-on-pay vote,” is required by the federal securities laws. This vote was approved at the 2023 Annual Meeting to occur on an annual basis and the next say-on-frequency vote will take place in 2029. The vote is advisory only, and, accordingly is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board will nonetheless carefully consider the outcome of the vote when making future compensation decisions.

At the 2024 Annual Meeting, the Company’s “say-on-pay” proposal with respect to our 2023 executive compensation program was approved with 92% of the votes cast in favor of the compensation of our NEOs. Accordingly, we carried our long-standing compensation philosophy and pay practices materially unchanged into 2024.

As described in the preceding CD&A, the Company continues to primarily rely upon two performance-based incentive compensation programs, the Annual Plan and long-term equity incentive compensation awards. Together, they provide 84% of our Chief Executive Officer’s and 82% of our average other Named Executive Officer’s target total direct compensation opportunities and effectively implement our objective “pay-for-performance” philosophy. These principal pay components provide a straightforward and balanced approach to identifying, assessing and rewarding executive performance.

We encourage you to read the CD&A which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2024. Our executive compensation program is designed to reward performance in an effective way, encouraging our senior leadership team to operate as a high-performing team, focusing on long-term value creation.

The Steel Dynamics team delivered strong performance again during 2024. We achieved numerous milestones and performed at the top of our industry both operationally and financially. Most importantly, we did it safely, operating meaningfully better than key industry benchmarks and achieving a record low total recordable injury rate of 1.4. We achieved near record steel shipments of 12.7 million tons with 2024 consolidated revenues at $17.5 billion. This resulted in strong consolidated operating income of $1.9 billion and consolidated net income of $1.5 billion.

The Board believes that our executive compensation program and compensation-related risk mitigation policies and practices effectively align our NEOs’ interests with those of our shareholders in the pursuit of long-term value creation through exemplary performance.

Accordingly, the Board is requesting your approval, on an advisory basis, of the following resolution:

“RESOLVED, that the shareholders of Steel Dynamics, Inc. approve, on an advisory basis, the compensation for 2024 paid to the Named Executive Officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables, and the accompanying narrative set forth in this Proxy Statement.”

The Board of Directors recommends a vote “FOR” the approval of the compensation of the Named Executive Officers.

Steel Dynamics, Inc. | 2025 Proxy Statement	71

Proposal #4	Shareholder Proposal — Special Shareholder Meeting Improvement

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified us of his intention to present the proposal printed below at the Annual Meeting. The Shareholder has advised us that he has owned 100 shares of our common stock for at least the past three years and intends to continue to hold such amount through the date of the Annual Meeting.

If properly presented at the Annual Meeting, the Board unanimously recommends that you vote “AGAINST” this proposal for reasons included in our response on the following page.

We are not responsible for the contents of this shareholder proposal or supporting statement. We have printed the text of Mr. Chevedden’s proposal, including the caption, graphic and supporting statement, exactly as it was submitted to us.

Shareholder Proposal and Supporting Statement

Proposal 4 — Special Shareholder Meeting Improvement

Shareholders ask our Board of Directors to remove the current provision that considers the voice of certain Steel Dynamics shareholders as non-shareholders. Currently all shares not held for one continuous year are considered non shareholders when they seek to call for a special shareholder meeting on an important matter.

The current one-year exclusion for all shares held for less than one continuous year makes the current so-called shareholder right to call for a special shareholder meeting useless. There is no point to have useless right on the books of Steel Dynamics.

The reason to enable all shareholders to call for a special shareholder meeting is to allow one shareholder or a group of shareholders to quickly acquire more Steel Dynamics shares to equal the challenging 25% share ownership requirement of all shares outstanding to call for a special shareholder meeting when there is an urgent matter to consider in order to incentivize a turnaround of Steel Dynamics. Special shareholder meetings are not called for when a company has good performance.

If Steel Dynamics is in an emergency situation, Steel Dynamics shareholders will not even consider acquiring more shares in order to call for a special shareholder meeting, if they have wait one year to call for a special shareholder meeting. A one-year holding period makes no sense when a response to an emergency must wait a full year to take the first step of calling for a special shareholder meeting.

The fact that one shareholder or a group of shareholders can quickly acquire more shares to call for a special shareholder meeting is an incentive for the Steel Dynamics Board of Directors to avoid such an emergency situation in the first place since the continued service of certain Steel Dynamics Directors could be terminated by a special shareholder meeting. This is a good incentive for the Steel Dynamics Directors to have.

Please vote yes:

Special Shareholder Meeting Improvement  —  Proposal 4

72	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Board Response AGAINST the Proposal

After careful consideration, the Board unanimously recommends that shareholders vote “AGAINST” this proposal for the reasons discussed below. The Board believes that the proposed change to the existing right to call a special meeting is not in the best interests of the Company or its shareholders, and is not consistent with market trends or best corporate governance practices.

⬤

Elimination of our one-year holding requirement would increase the potential for misuse of the special meeting right by special-interest shareholder groups with no long-term interest in the Company. Shareholders holding 25% or more of our outstanding common stock continuously for at least one year have the ability to call special meetings. The Company carefully tailored our special meeting right to provide shareholders with the meaningful ability to call a special meeting when extraordinary matters arise, without enabling a minority of short-term shareholders to call unnecessary or duplicative meetings for less significant matters. If the one-year holding requirement is eliminated as set forth in the proposal, the Company could be subject to regular disruptions by special-interest, short-term shareholder groups with agendas that are not in the best interests of the Company or our shareholders, and such disruptions would unnecessarily divert our Board’s and management’s attention from their primary focus of leading and operating our business. Such a diversion could potentially operate against the best interests of our shareholders overall, in order to serve the narrow interests of the short-term, activist shareholders requesting a special meeting to advance their own special interests.

Additionally, the one-year holding requirement is consistent with the minimum holding period established by the SEC under Rule 14a-8, which indicates shareholders shall demonstrate a sufficient economic stake or investment interest in a company before being able to submit a proposal.

⬤

Our Board and management are committed to active shareholder engagement and responding to shareholder feedback. We regularly reach out to our investor base to discuss various topics important to both them and us. This process aids our senior leadership and the Board to ensure issues important to our investors are appropriately understood and considered. The one-year holding requirement to call a special meeting has not been raised as a concern during these engagements.

⬤

We are committed to strong foundational principles of corporate governance, which we believe promote the long-term success of our business and maximize benefits for our shareholders. Highlights of our governance framework include, but are not limited to:

⬤	The right to call a special meeting
⬤	All directors stand for election annually
⬤	Majority voting with advance resignation policy in uncontested director elections
⬤	Board Refreshment — Board Retirement Policy
⬤	Lead Independent Director
⬤	Board committees consist of 100% independent directors
⬤	Majority independent Board, with all directors except for our founders (including our CEO) being independent
⬤	Annual Board and committee evaluations, including individual director assessment
⬤

Special meetings require substantial resources. Preparing for shareholder meetings requires significant time and attention from our Board and leadership, impacting their ability to focus on the operations of our business and maximizing long-term benefits for our shareholders. We believe that the one-year holding period provides a meaningful right to call a special meeting without drawing on resources for short-term interests that do not benefit the majority of our shareholder base for the long-term.

For these reasons, we believe Proposal 4 is not in the best interests of our shareholders and we recommend that you vote AGAINST Proposal 4.

The Board of Directors recommends a vote “AGAINST” the approval of the Shareholder Proposal  —  Special Shareholder Meeting Improvement.

Steel Dynamics, Inc. | 2025 Proxy Statement	73

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. If another matter does properly come before the Annual Meeting or any adjournments thereof, then, depending upon the nature of the issue and if within the scope of their authority, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matter.

Chairman and Chief Executive Officer
By Order of the Board of Directors Mark D. Millett Chairman and Chief Executive Officer March 13, 2025

74	Health and Safety | Entrepreneurial Culture | Customer Commitment | Strategic Sustainable Growth | Innovation | Financial Strength

Headquarters
7575 West Jefferson Boulevard
Fort Wayne, Indiana 46804

steeldynamics.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000662236_1 R1.0.0.2 7575 WEST JEFFERSON BLVD. FORT WAYNE, IN 46804 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/24/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/24/2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A Mark D. Millett 1B Sheree L. Bargabos 1C Kenneth W. Cornew 1D Traci M. Dolan 1E Jennifer L. Hamann 1F Bradley S. Seaman 1G Gabriel L. Shaheen 1H Luis M. Sierra 1I Richard P. Teets, Jr. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS AUDITORS 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 4 SHAREHOLDER PROPOSAL - SPECIAL SHAREHOLDER MEETING IMPROVEMENT NOTE: Unless otherwise directed, this proxy will be voted "FOR" each of the nominees listed in Proposal 1, "FOR" Proposals 2 and 3, and "AGAINST" Proposal 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000662236_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Report is/are available at www.proxyvote.com STEEL DYNAMICS, INC. Solicited on Behalf of the Board of Directors for Steel Dynamics, Inc.'s Annual Meeting of Shareholders Mark D. Millett or Theresa E. Wagler are appointed proxies, with the power of substitution, to vote all of the undersigned's shares held of record March 6, 2025, at STEEL DYNAMICS, INC.'s April 25, 2025 Annual Meeting of Shareholders at 9:00 A.M. Eastern Time at Fort Wayne Country Club, 5221 Covington Road, Fort Wayne, Indiana, 46804 (or at any adjournment thereof) on all matters set forth in Steel Dynamics, Inc.'s 2025 Proxy Statement, as set forth on the reverse side. PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title. Continued and to be signed on reverse side